Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among:

INCONTACT, INC.

a Delaware corporation;

INCC ACQUISITION, INC.

a Delaware corporation;

CALLCOPY, INC.

a Delaware corporation;

THE STOCKHOLDERS OF CALLCOPY, INC.; AND

JEFFREY M. CANTER

AS THE STOCKHOLDERS’ AGENT

Dated as of May 6, 2014

i.

TABLE OF CONTENTS

(CONTINUED)

ii.

TABLE OF CONTENTS

(CONTINUED)

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Certain Definitions

Exhibit B	Form of Certificate of Merger

Exhibit C-1& C-2	Forms of Non-Competition Agreement and Non-Solicitation Agreement

Exhibit D	Form of Employment Agreement

Exhibit E	Form of Repurchase Agreements

Exhibit F	Form of Registration Rights Agreement

Exhibit G	Form of Escrow Agreement

Exhibit H-1 & H-2	Forms of Lock-up Agreement

Exhibit I	Form of Legal Opinion

Exhibit J	Form of Restricted Stock Unit Agreement

SCHEDULES

Schedule A	Stockholders

Schedule B	Holders of Company Stock Options

Schedule C	Estimated Closing Date Balance Sheet and Estimated Closing Adjusted Net Current Assets, With Method of Calculation

Disclosure Schedule

iii.

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2014, by and among: inContact, Inc., a Delaware corporation (the “Purchaser”); INCC Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Survivor”); CallCopy, Inc., a Delaware corporation (the “Company”); the individuals and entities set forth on Schedule A (the “Stockholders”); and Jeffrey M. Canter, as the Stockholders’ Agent (as defined in Section 7.1). Capitalized terms used in this Agreement are defined or referenced in Exhibit A.

RECITALS

This Agreement contemplates a transaction intended to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Code in which Purchaser will acquire all of the Company’s outstanding stock for cash, common stock of the Purchaser, and restricted common stock of the Purchaser through a forward subsidiary merger of the Company with and into the Survivor.

AGREEMENT

The parties to this Agreement agree as follows:

1.	THE MERGER AND RELATED TRANSACTIONS

1.1 Merger and Certificate of Merger. Concurrently with the execution of this Agreement the Company and survivor are executing the Certificate of Merger in the form attached hereto as Exhibit B and the Survivor is promptly filing the Certificate of Merger with the Secretary of State of the State of Delaware. At the Effective Time the Company is merged with and into the Survivor (the “Merger”). The date on which the Effective Time occurs is the “Closing Date.”

1.2 Terms of Merger. At the Effective Time:

(a) Surviving Corporation. The Company is merged with and into the Survivor, so that the Survivor is the surviving corporation and the separate existence of the Company ceases.

(b) Name of Survivor. From and after the Effective Time the name of the Survivor shall be “CallCopy, Inc.”

(c) Rights Privileges, Immunities, Franchises, and Obligations. The Survivor shall thereupon and thereafter possess all the rights, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Company and Survivor; and all property, real, personal, and mixed, and all debts due of whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to each of the Company and Survivor, shall be taken and deemed to be transferred to and vested in the Survivor without further act or deed; the title to any real estate, or any interest therein, vested in either of the Company or Survivor shall not revert or be in any way impaired by reason of the Merger; the Survivor shall be responsible and liable for all the liabilities and obligations of each of the Company and Survivor; any claim existing or action or proceeding pending by or against either of the

Company or Survivor may be prosecuted as if the Merger had not taken place, or the Survivor may be substituted in place of either of the Company or Survivor; and, neither the rights of creditors nor any liens on the property of either of the Company or Survivor shall be impaired by the Merger.

(d) Directors. The board of directors of the Survivor and the members thereof, shall consist of the members of the board of directors of the Survivor immediately prior to the Merger; to serve thereafter in accordance with the bylaws of the Survivor and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Delaware.

(e) Officers. The officers of the Survivor shall consist of the Persons serving as officers of the Survivor immediately prior to the Merger; to serve thereafter in accordance with the bylaws of the Survivor and until their respective successors shall have been duly elected and qualified in accordance with such bylaws and the laws of the State of Delaware.

(f) Certificate of Incorporation and Bylaws. The certificate of incorporation of the Survivor shall be and constitute the certificate of incorporation of the Survivor from and after the Effective Time; provided, however, that the Certificate of Merger effectuates an amendment to the certificate of incorporation changing the name of the Survivor pursuant to Section 1.2(b) of this Agreement. The bylaws of the Survivor shall be and constitute the bylaws of the Survivor from and after the Effective Time.

(g) Conversion of Company Common Stock. Schedule A contains a complete list of the persons holding the Company Common Stock. The Company Common Stock issued and outstanding as of the Closing Date held by each Stockholder is converted into cash, Purchaser Common Stock, and Purchaser Restricted Stock in the amounts listed for each Stockholder on Schedule A. The Purchaser Common Stock and Purchaser Restricted Stock are validly issued, fully-paid, and non-assessable.

1.3 Company Stock Options. Schedule B contains a complete list of the persons holding vested and unvested Company Stock Options. All such vested Company Stock Options are converted into the right to receive cash at Closing, and on the Closing Date the Purchaser shall pay, or cause the Company to pay, to the persons holding vested Company Stock Options cash in the amounts listed on Schedule B in consideration for cancellation of the vested Company Stock Options on the Closing Date. At the Effective Time holders of unvested Company Stock Options listed on Schedule B will receive Restricted Stock Units for Purchaser common stock in the amounts set forth in Schedule B in exchange for their unvested Company Stock Options.

1.4 Escrow Deposit. Upon conversion of the Company Common Stock pursuant to Section 1.2(g), $3,960,000 (the “Escrow Amount”) of the cash payable to the Stockholders will be deposited with the Escrow Agent by wire transfer to one or more bank accounts designated by the Escrow Agent as a contribution to the Escrow Fund, which shall be maintained for the purposes of satisfying claims brought pursuant to Section 6 in accordance with the terms set forth in this Agreement and the Escrow Agreement.

1.5 Withholding. Any consideration payable to a Person pursuant to this Agreement or the Merger that is subject to tax withholding is paid net of the amount of the tax withholding that Purchaser has determined in good faith is required to be deducted or withheld therefrom, or in connection therewith, under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts were so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.6 Other Documents and Deliverables. On the Closing Date the parties delivered the following additional documents and items:

(a) Non-Competition Agreements in the form of Exhibit C-1, duly executed by each of the Stockholders, other than Aaron Cash and Edison Ventures, and Non-Solicitation Agreement in the form of Exhibit C-2, duly executed by Edison Ventures;

(b) An Employment Agreement in the form of Exhibit D, duly executed by Jeffrey M. Canter;

(c) Repurchase Agreements in the form of Exhibit E, duly executed by the Persons identified on Schedule A as recipients of Purchaser Restricted Stock;

(d) The Registration Rights Agreement in the form of Exhibit F, duly executed by the Purchaser and the Stockholders;

(e) The Escrow Agreement in the form of Exhibit G, duly executed by the Purchaser and the Stockholders’ Agent;

(f) The consents to assignment and approvals listed on the Part 1.6(f) of the Disclosure Schedule;

(g) An affidavit in form and substance required by United States Treasury Regulations Section 1.897-2(h) executed by the chief executive officer of the Company stating that the Company is not, and has not been, a United States real property holding corporation;

(h) Lock-up Agreements in the form of Exhibit H-1, duly executed by each of the Stockholders, other than Edison Ventures, and the Lock-up Agreements in the form of Exhibit H-2, duly executed by Edison Ventures;

(i) A legal opinion executed by Baker & Hostetler LLP in the form of Exhibit I;

(j) To the Purchaser, the original stock certificates for the Company Common Stock issued in the names of the Stockholders for the number of shares listed on Schedule A;

(k) To the Stockholder’s Agent, certificates representing the Purchaser Common Stock and Purchaser Restricted Stock in the number of shares listed on Schedule A;

(l) Cash paid by the Purchaser, by wire transfer of immediately available funds, to each Stockholder, in the amount set forth opposite such Stockholder’s name on Schedule A;

(m) Cash paid by the Company to each holder of vested Company Stock Options, in the amount set forth opposite such optionholder’s name on Schedule B; and

(n) To the holders of unvested Company Stock Options, Restricted Stock Units for the number of shares of Purchaser Common Stock set forth opposite such optionholder’s name on Schedule B.

1.7 Post-Closing Payments and Adjustment to Merger Consideration.

(a) Estimated and Closing Balance Sheets. Attached hereto as Schedule C is an estimated balance sheet of the Company as of the Closing Date (the “Estimated Adjusted Balance Sheet”), as of 11:59 p.m. EST on May 5, 2014, a calculation of the estimated Adjusted Net Current Assets (the “Estimated Adjusted Net Current Assets”), and a statement of method by which the Estimated Adjusted Balance Sheet and Estimated Adjusted Net Current Assets are calculated (the “Method”). No later than the 60th day after the Closing Date, the Purchaser or its accountants shall prepare and deliver to the Stockholders’ Agent a balance sheet of the Company (the “Closing Adjusted Balance Sheet”), as of 11:59 p.m. EST on the Closing Date, and the Purchaser’s calculation, with supporting detail, of the Adjusted Net Current Assets (the “Closing Adjusted Net Current Assets”) in a manner consistent with the Method and GAAP. In preparing the Closing Adjusted Balance Sheet, except for those items specifically provided for in the Method, (i) any changes in assets or liabilities as a result of purchase accounting adjustments and any and all other effects on the assets or liabilities of the Company of any financing or refinancing arrangements entered into by the Purchaser at any time on or after the Closing Date shall be entirely disregarded and (ii) no plans, transactions or changes that the Purchaser or the Survivor intends to initiate or make or cause to be initiated or made at or after the Closing Date with respect to the Company or its business or assets, and no facts or circumstances that are unique or particular to the Purchaser or the Survivor or any assets or liabilities of the Purchaser or the Survivor, shall be taken into account.

(b) Payment of Closing Adjusted Net Current Assets. After the Closing Date, the Purchaser shall pay to the Stockholders the amount of the Closing Adjusted Net Current Assets less $5,748,234 (the “Closing Adjusted Net Current Assets Payment Amount”). Monthly payments of that amount shall be made on the 10th day of each clandar month starting June 10, 2014, and will continue until the Closing Adjusted Net Current Assets Payment Amount is paid in full. Payments will be made to the Stockholders proportionately on the same basis that cash was distributed to the Stockholders at Closing as shown on Schedule A to this Agreement. The amount of each monthly payment shall be the amount resulting from the following calculation:

(i) the amount equal to (A) accounts receivable existing as of the Closing (as shown on the Estimated Adjusted Balance Sheet initially and then the Closing Adjusted Balance Sheet when it is completed and accepted) that are converted to cash in the preceding calendar month plus (B) prepaid expenses existing as of the Closing (as shown on the Estimated Adjusted Balance Sheet initially and then the Closing Adjusted Balance Sheet when it is completed and accepted) utilized in the preceding calendar month (which starts on the day following the Closing Date for May 2014), less;

(ii) an amount, if any, equal to (A) the deferred revenue as of the Closing (as shown on the Estimated Adjusted Balance Sheet initially and then the Closing Adjusted Balance Sheet when it is completed and accepted) less (B) the amount by which any prior monthly payments under this Section 1.7(b) were reduced by deferred revenue pursuant to this Section 1.7(b)(ii); less

(iii) the amount equal to accounts payable and accrued liabilities existing as of the Closing (as shown on the Estimated Adjusted Balance Sheet initially and then the Closing Adjusted Balance Sheet when it is completed and accepted) paid, by the payment due date, in the preceding calendar month (which starts on the day following the Closing Date for May 2014).

All payments under this Section 1.7(d) shall be made by check issued by the Purchaser and shall be deemed made when deposited in the US mail addressed to the Stockholder at its address for giving notice under this Agreement. Any amount payable by the Purchaser and not paid when due pursuant to Section 1.7(b) shall bear interest at a rate of 8% per annum from the date due until paid in full.

(c) Closing Adjusted Balance Sheet Review. After the Stockholders’ Agent’s receipt of the Closing Adjusted Balance Sheet and the Purchaser’s calculation of the Closing Adjusted Net Current Assets (collectively, the “Closing Statement”) and until the Closing Adjusted Balance Sheet and the Closing Adjusted Net Current Assets are finally determined in accordance with this Section 1.7(c), the Purchaser and the Survivor shall provide the Stockholders’ Agent and its accountants and other representatives with access at all reasonable times to the properties, books, records, work papers and personnel of the Purchaser and the Survivor and their accountants, and shall cause such personnel (including any members of management of the Purchaser and the Survivor) to cooperate and work in good faith with the Stockholders’ Agent, for purposes of reviewing the Closing Statement and its components and determining the final Closing Adjusted Net Current Assets. If the Stockholders’ Agent has any objections to the Closing Adjusted Balance Sheet or the Closing Adjusted Net Current Assets as prepared by the Purchaser, the Stockholders’ Agent must, within 45 days after the Stockholders’ Agent’s receipt thereof, give written notice (the “Objection Notice”) to the Purchaser specifying in reasonable detail such objections. If the Stockholders’ Agent does not deliver the Objection Notice within such 45-day period, the Purchaser’s determination of the Closing Adjusted Balance Sheet and the Closing Adjusted Net Current Assets shall be final, binding and conclusive on the Purchaser, the Survivor and the Stockholders. With respect to any disputed amounts, the Stockholders’ Agent and the Purchaser shall negotiate in good faith during the 30-day period (the “Resolution Period”) after the date of the Purchaser’s receipt of the Objection Notice to resolve any such disputes. If the Stockholders’ Agent and the Purchaser are unable to resolve all such disputes within the Resolution Period, then, within five business days after the expiration of the Resolution Period, either party may submit any such dispute to Grant Thornton LLP (or if Grant Thornton LLP cannot or is unwilling to serve in such capacity, a nationally recognized, independent public accounting firm selected by mutual agreement of the Stockholders’ Agent and the Purchaser, or if they cannot agree, selected by mutual agreement of the independent public accounting firms regularly used by the Company and the Purchaser prior to the Closing Date in the conduct of their respective businesses) (the “Accountant”), who shall be engaged to provide a final and conclusive resolution of all unresolved disputes as promptly as practicable after such engagement. The Accountant shall determine only those issues that remain in dispute. In resolving any matters in dispute, the Accountant may not assign a value to any item in dispute greater than the greatest amount, or less than the smallest amount, for such item assigned by the Purchaser in the Closing Statement, on the one hand, or the Stockholders’ Agent in the Objection Notice, on the other hand. The Accountant’s determination will be based solely on written submissions by the Purchaser and the Stockholders’ Agent (i.e., not on the basis of an independent review and testimony) and in accordance with the guidelines and procedures set forth in this Agreement. The Accountant’s determination shall be set forth in a written report which shall include an explanation of the reasons for its determination on each matter in dispute and shall be final, binding and conclusive on the Purchaser, the Survivor and the Stockholders, absent manifest calculation error. The Purchaser, the Survivor and the Stockholders agree that the procedures set forth in this Section 1.7(c) for resolving disputes with respect to the Closing Statement shall be the sole and exclusive method for resolving any such disputes; provided, however, that this provision shall not prohibit any party from instituting litigation to enforce the determination by the Accountant of the Closing Statement or the Closing Adjusted Net Current Assets in a court of competent jurisdiction determined in accordance with Section 7.8. The fees and expenses of the Accountant shall be allocated by the Accountant between the Stockholders, on the one hand, and the Purchaser, on the other hand, based on the aggregate percentage that the portions of the contested amounts not awarded to each party bear to the aggregate amounts contested by such party, and each party shall bear its own other expenses in connection therewith, including its attorneys’ and accountants’ fees.

2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS

Except as set forth in the Disclosure Schedule prepared pursuant to Section 7.16, the Company and each of the Stockholders represent and warrant, to and for the benefit of the Purchaser Indemnitees, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) Organization. The Company has been duly organized, and is validly existing and in good standing (to the extent that the laws of the jurisdiction of its formation recognize the concept of good standing), under the laws of the jurisdiction of its formation. The Company has full power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and is presently proposed to be conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used and are presently proposed to be owned and used; and (iii) to perform its obligations under all Contracts to which it is a party or by which it is bound.

(b) Qualification. The Company is qualified, licensed or admitted to do business as a foreign corporation, and is in good standing (to the extent that the applicable jurisdiction recognizes the concept of good standing), under the laws of all jurisdictions where the property owned, leased or operated by it or the nature of its business requires such qualification, license or admission and where the failure to be so qualified, licensed or admitted would have a Material Adverse Effect. Part 2.1(b) of the Disclosure Schedule sets forth each jurisdiction where the Company is qualified, licensed and admitted to do business.

(c) Directors and Officers. Part 2.1(c) of the Disclosure Schedule sets forth: (i) the names of the members of the board of directors of the Company; (ii) the names of the members of each committee of the board of directors of the Company; and (iii) the names and titles of the officers of the Company.

(d) Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any corporation, partnership, limited liability company, association or other Entity. The Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity. The Company has not agreed nor is it obligated to make any future investment in or capital contribution to any Entity.

(e) No Power of Attorney. The Company has not granted to any Person any power of attorney in respect of it or any of its assets.

(f) No Dissolution. Neither the Company nor any of its Stockholders or Persons who previously were stockholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of its business or affairs.

2.2 Charter Documents; Records. The Company has delivered to the Purchaser correct and complete copies of: (a) its certificate of incorporation and bylaws, or equivalent governing documents, including all amendments thereto (the “Charter Documents”); and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders (or similar stakeholders), the board of directors (or other similar governing body) and all committees of the board of directors (or other similar body) of the Company since its formation, which minutes or other records contain a complete summary of (i) all meetings of directors, stockholders, and members, and all actions taken thereat or by written consent, since October 18, 2011 and (ii) all material meetings of directors, stockholders, and members, and all material actions taken thereat or by written consent, prior to October 18, 2011. All actions taken and all transactions entered into by the Company have been duly approved by all necessary action of the board of directors (or other similar governing body) and stockholders of the Company. There has been no violation of any of the provisions of the Charter Documents, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company’s stockholders, board of directors or any committee of the board of directors. The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices and all applicable Legal Requirements.

2.3 Capitalization.

(a) Outstanding Securities. The authorized capital stock of the Company consists of: (i) 750,000 shares of Company Class A Common Stock, par value $0.00001, of which 406,992 shares are issued and outstanding as of the Closing Date; and (ii) 250,000 shares of Company Class B Common Stock, par value $0.00001, of which 228,199 shares are issued and outstanding as of the Closing Date. There are no shares of Company Common Stock held in the Company’s treasury. Since October 18, 2011, the Company has never declared or paid any dividends on any shares of its capital stock. Schedule A sets forth the names of the Stockholders, the addresses of the Stockholders, and the class and number of shares of Company Common Stock owned of record by each of the Stockholders. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Except as set forth in the Charter Documents and the Second Amended and Restated Stockholders’ Agreement, dated as of October 18, 2011, among the Company and the Stockholders (the “Company Stockholders Agreement”), none of such shares is subject to any repurchase option, forfeiture provision, or restriction on transfer (other than restrictions on transfer imposed by virtue of applicable federal and state securities laws).

(b) Stock Options. Except as set forth in Schedule B, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company.

(c) No Other Securities. Except as set forth on Schedule B, there is no: (i) outstanding subscription, option, call, convertible note, warrant or right (whether or not currently exercisable) to acquire any shares of Company Common Stock or other securities of the Company or any derivative of any of the foregoing; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of Company Common Stock (or cash based on the value of such shares) or other securities of the Company or any derivative of any of the foregoing; (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company capital stock or any other securities, including any promise or commitment to grant any securities of the Company to an employee of or other service provider to the Company; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of Company capital stock or other securities of the Company.

(d) Legal Issuance. All outstanding shares of Company capital stock and all other securities that have been issued or granted by the Company have been issued and granted in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in all applicable Contracts. None of the outstanding shares of Company capital stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.

(e) Repurchased Shares. Part 2.3(e) of the Disclosure Schedule accurately sets forth with respect to any shares of capital stock that have been repurchased or redeemed by the Company since October 18, 2011: (i) the name of the seller of such shares; (ii) the number, class and series of shares repurchased or redeemed; (iii) the date of such repurchase or redemption; and (iv) the price paid by the Company for such shares. All shares of capital stock of the Company ever repurchased or redeemed by the Company were repurchased or redeemed in compliance with: (A) all applicable securities laws and other applicable Legal Requirements; and (B) all requirements set forth in all applicable Contracts.

2.4 Financial Statements and Related Information.

(a) Delivery of Financial Statements. Part 2.4(a) of the Disclosure Schedule contains a correct and complete copy of the following financial statements of the Company (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2013, 2012, and 2011; and (ii) unaudited balance sheet and statements of income and cash flow (the “Most Recent Financial Statements”) as of and for the three months ended March 31, 2014 (the “Most Recent Fiscal Quarter End”). The Financial Statements (including, with respect to the audited financial statements only, the notes thereto) have been prepared in accordance with GAAP throughout the periods covered thereby, except, in the case of the Most Recent Financial Statements, for the absence of footnotes and normal year-end adjustments.

(b) Fair Presentation. The Financial Statements are complete and accurate in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company.

(c) Internal Controls. The books, records, and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in and dispositions of the assets of the Company. The Company has delivered to the Purchaser complete copies of its documents relating to the systems of internal accounting controls maintained by the Company, and the Company has maintained its systems of internal accounting controls in accordance with such documents.

(d) Accounts Receivables. All existing accounts receivable of the Company as of the Closing Date (including those accounts receivable reflected on the unaudited balance sheet included in the Most Recent Financial Statements that have not yet been collected and those accounts receivable that have arisen since the Most Recent Fiscal Quarter End and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are not, to the Knowledge of the Company, subject to counterclaim or set off.

(e) Prepaid Expenses and Deferred Tax Assets. All prepaid expenses and deferred tax assets of the Company as of the Closing Date (including those prepaid expenses and deferred tax assets reflected on the unaudited balance sheet included in the Most Recent Financial Statements that have not yet been expended or used and those prepaid expenses and deferred tax assets that have arisen since the Most Recent Fiscal Quarter End and have not yet been expended or used) represent valid prepaid expenses and deferred tax assets of the Company arising from bona fide transactions entered into in the ordinary course of business.

(f) Top Customers and Distributors. Part 2.4(f) of the Disclosure Schedule provides a correct and complete list of the amount of revenues received from, and the names of, the 25 customers or other Persons (including sales representatives, distributors, resellers and channel partners) from which the Company received the most revenues in the twelve months ended March 31, 2014. The Company has not received any notice, other communication (in writing or otherwise), or other information, indicating that: (i) any customer or other Person identified in Part 2.4(f) of the Disclosure Schedule would reasonably be expected to cease dealing with the Company or otherwise would reasonably be expected to reduce the volume of business transacted by such customer or Person with the Company below historical levels; or (ii) the business relationship or good will with any customer or other Person identified in Part 2.4(f) of the Disclosure Schedule has been or would reasonably be expected to become materially impaired.

2.5 Liabilities.

(a) No Liabilities. The Company does not have any Liabilities except for: (i) Liabilities identified as such in the unaudited balance sheet as of the Most Recent Fiscal Quarter End; (ii) accounts payable, accrued salaries, accrued payables, accrued commission, accrued taxes, accrued rent, accrued vacation and accrued Avaya SPP that have been incurred by the Company since the Most Recent Fiscal Quarter End in the ordinary course of business and consistent with the Company’s past practices; and (iii) the Liabilities identified in Part 2.5(a) of the Disclosure Schedule. The Company has never guaranteed or otherwise agreed to cause, insure or become liable for, or pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person.

(b) Accounts Payable and Accrued Liabilities. All existing accounts payable and accrued liabilities of the Company (including those accounts payable and accrued liabilities reflected on the unaudited balance sheet included in the Most Recent Financial Statements that have not yet been paid and those accounts payable and accrued liabilities that have arisen since the Most Recent Fiscal Quarter End and have not yet been paid) represent valid obligations of the Company arising from bona fide transactions entered into in the ordinary course of business.

(c) Top Suppliers. Part 2.5(c) of the Disclosure Schedule provides a correct and complete list of the amounts paid to, and the names of, the 25 suppliers to whom the Company paid the most in the twelve months ended March 31, 2014. None of such Suppliers has notified the Company in writing that it has terminated or intends to terminate or materially amend its Contract with the Company.

(d) No “Off-Balance Sheet” Arrangements. The Company has never effected or otherwise been involved in any “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended).

2.6 Absence of Changes. Since the Most Recent Fiscal Quarter End:

(a) there has not occurred any Material Adverse Effect;

(b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock or other securities, and the

Company has not repurchased, redeemed or otherwise reacquired any of its shares of capital stock or other securities, other than from former employees, directors and consultants pursuant to restricted stock purchase agreements or stock option agreements providing for the repurchase of such securities in connection with their termination of service to the Company;

(d) the Company has not sold, issued, granted or authorized the sale, issuance or grant of: (i) any capital stock or other security or derivative thereof; (ii) any option, call, warrant or right to acquire any capital stock or other security or any derivative of any of the foregoing; or (iii) any instrument convertible into or exchangeable for any capital stock (or cash based on the value of such capital stock) or other security;

(e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any restricted stock or restricted stock unit agreement;

(f) there has been no amendment to any of the Charter Documents, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the Most Recent Fiscal Quarter End, exceeds $50,000;

(h) the Company has not amended or prematurely terminated, or waived any material right or remedy under, any Contract that is or would constitute a Listed Contract (as defined in Section 2.11);

(i) the Company has not: (i) acquired, leased or licensed any right or other asset from any other Person: (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person; or (iii) waived or relinquished any right, except for (x) immaterial rights or other immaterial assets acquired, leased, licensed or disposed of or (y) rights or assets licensed in the ordinary course of business and consistent with past practices of the Company;

(j) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $25,000 with respect to a single matter, or in excess of $75,000 in the aggregate;

(k) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for Permitted Liens and pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(l) the Company has not: (i) lent money to any Person (other than pursuant to routine and reasonable travel advances made to current employees of the Company in the ordinary course of business); or (ii) incurred or guaranteed any indebtedness for borrowed money;

(m) the Company has not: (i) established, adopted or amended any Company Employee Plan; (ii) made (or promised to make) any bonus, profit-sharing or similar payment to, or increased (or promised to increase) the amount of wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in cash or otherwise) or remuneration payable to, any of its directors, officers or employees; or (iii) other than with respect to non-officer employees and in the ordinary course of business and consistent with past practices, hired any new employee;

(n) the Company has not discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except for accounts payable, salary and compensation and accrued liabilities that (i) are reflected as current liabilities in the unaudited balance sheet as of the Most Recent Fiscal Quarter End or have been incurred by it since the Most Recent Quarter End in the ordinary course of business and consistent with past practices, and (ii) have been discharged or paid in the ordinary course of business and consistent with past practices;

(o) the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p) the Company has not made or changed any Tax election, adopted or changed a material accounting method in respect of Taxes, entered into a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, settled or comprised a claim, notice, audit report or assessment in respect of Taxes, or consented to an extension or waiver of the statutory limitation period applicable to a claim or assessment in respect of Taxes;

(q) the Company has not commenced or settled any Legal Proceeding;

(r) the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(s) the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.7 Title to Assets.

(a) Good Title. The Company owns, and has good and valid title to, all assets purported to be owned by it (including leasehold interests), including: (i) all assets reflected on the unaudited balance sheet as of the Most Recent Fiscal Quarter End; (ii) all of the rights of the Company under the Contracts identified in Part 2.11 of the Disclosure Schedule; and (iii) all other assets reflected in the books and records of the Company as being owned by the Company. All of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for Permitted Liens.

(b) Leased Assets. Part 2.7(b) of the Disclosure Schedule identifies all real property and tangible personal property assets that are being leased to the Company.

2.8 Bank Accounts. Part 2.8 of the Disclosure Schedule provides the following information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution: (a) the name of the bank or other financial institution at which such account is maintained; (b) the account number; (c) the type and primary use of account; and (d)

the names of all Persons who are authorized to sign checks or other documents with respect to such account and the type of access each such signer holds (administrative, view, transactional, etc.). There are no safe deposit boxes or similar arrangements maintained by or for the benefit of the Company.

2.9 Equipment; Real Property.

(a) Equipment. All material items of equipment, fixtures and other tangible assets owned by or leased to the Company are reasonably adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which it is currently being conducted.

(b) Real Property. Part 2.9(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a correct and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered to the Purchaser a correct and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases: (i) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease (except for those Leases for which Lease Consents are obtained) and will not result in a breach of or default under such Lease; (ii) the Company’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iii) none of the Company or, to the Company’s Knowledge, any other party to the Lease is in breach of or default under such Lease; (iv) to the Company’s Knowledge no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full; (vi) the other lessor party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; and (vii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof.

2.10 Intellectual Property.

(a) Products. Part 2.10(a) of the Disclosure Schedule identifies each Company Product currently being, or at any time on or after January 1, 2009 has been, developed, manufactured, supported, marketed, distributed, licensed, sold or made available by the Company.

(b) Registered IP. Part 2.10(b) of the Disclosure Schedule identifies: each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise), in each case listing: (i) the name of the applicant/registrant, inventor/author and current owner; (ii) the jurisdiction in which such item of Registered IP has been registered or filed; (iii) the applicable registration or serial number; (iv) the filing date, and issuance/registration/grant date; and (v) a brief description of the prosecution status thereof. The Company has delivered to Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body and other material documents related to each such item of Registered IP filed or received by the Company or its counsel.

(c) Inbound Licenses. Part 2.10(c) of the Disclosure Schedule identifies: (i) each Contract pursuant to which any Intellectual Property Right or Technology is or has been licensed, sold, assigned or otherwise conveyed or provided to the Company (other than: (A) agreements between the Company and Company Employees in the Company’s standard form that has been provided to Purchaser as required under Section 2.10(f)(iv); and (B) agreements for Shrink-Wrap Code); and (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive (such Contracts, “Company In-Licenses”).

(d) Outbound Licenses. Part 2.10(d) of the Disclosure Schedule identifies each Contract, (other than pursuant to the Company Contracts with Company Customers and Company Resellers entered into by the Company in the ordinary course of business), pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable and including a right to receive a license) or interest in, any Company IP or pursuant to which any Person has been granted access to any Company Product or Company Software (such Contracts, “Company Out-Licenses”). The Company has the exclusive right to bring infringement actions with respect to the Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, license, transfer, assert or enforce any Company IP anywhere in the world. In each Company Out-Licenses pursuant to which the counterparty to such Company Out-Licenses has been permitted to provide, distribute, disclose or transfer to any third party any Company IP (including without limitation the Company’s confidential information), the Company has required such counterparty to require such third party to protect and use such Company IP in a manner at least as restrictive as the terms of such Company Out-Licenses.

(e) Royalty Obligations. Part 2.10(e) of the Disclosure Schedule contains a correct and complete list and summary of all royalties, fees, commissions and other amounts payable by the Company to any other Person (other than sales commissions paid to employees according to the Company’s standard commissions plan) for the use or exploitation of any Technology or Intellectual Property Rights incorporated into or used in the development, testing, distribution, provision, maintenance or support of, any Company Product.

(f) Standard Form IP Agreements. The Company has delivered to the Purchaser a correct and complete copy of each standard form of employee agreement containing any assignment or license of Technology or Intellectual Property Rights or any confidentiality provision and standard form customer contract currently used by the Company. There is no other standard form Company IP Contract currently used by the Company. Part 2.10(f) of the Disclosure Schedule identifies each Company IP Contract in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property Rights related to continued use of any Company IP after expiration or termination of any agreement entered into with such employee, consultant or independent contractor.

(g) Ownership Free and Clear. The Company owns all right, title and interest to and in the Company IP (other than Intellectual Property Rights licensed to the Company as identified in Part 2.10(c) of the Disclosure Schedule) free and clear of any Encumbrances (other than Permitted Liens and non-exclusive licenses granted pursuant to the Contracts listed in Part 2.10(d) of the Disclosure Schedule or software license or system purchase agreements entered into by Company with customers in the regular course of business). Without limiting the generality of the foregoing:

(i) all documents and instruments necessary to establish, perfect and maintain the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii) each Person (including each Company Employee) who was or is involved in the creation or development of any Company IP, including without limitation any localization, customization, translation, or other modifications to any Company Product or any Company IP, has signed a written, valid, and enforceable Contract containing: (A) an irrevocable, complete, and unrestricted assignment of Intellectual Property Rights pertaining to such Company IP to the Company, and (B) confidentiality provisions protecting the Company’s confidential information, including the Company IP;

(iii) no funding, facilities or personnel of any Governmental Body or college, university or other education institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Product or any Company IP, except as set forth on Part 2.10(g)(iii) of the Disclosure Schedule;

(iv) the Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company; and

(v) the Company owns or otherwise has the right to use, and after the Effective Time the Survivor will continue to have the right to use any Intellectual Property Rights granted to it by a third party on substantially similar terms as were made available to Company prior to Closing, all Intellectual Property Rights needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(h) Valid and Enforceable. All Company IP is valid, subsisting and enforceable. Without limiting the generality of the foregoing:

(i) To the Company’s Knowledge, no trademark or trade name owned, used or applied for by the Company conflicts or interferes with any trademark or trade name owned, used or applied for by any other Person, and the Company has taken reasonable steps to police the use of its trademarks by third parties;

(ii) Part 2.10(h)(ii) of the Disclosure Schedule identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of Closing Date in order to maintain such item of Company IP in full force and effect;

(iii) With respect to each item of Registered IP in which the Company has or purports to have an ownership interest of any nature: (1) all necessary registration, maintenance and renewal fees that are due prior to the Closing Date have been paid, and all necessary documents and certificates that are required to be filed prior to the Closing Date have been filed with the relevant patent, copyright, trademark, domain registrars or other Governmental Bodies for purposes of maintaining such Registered IP, (2) is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), and (3) is not subject to any unpaid maintenance fees or taxes;

(iv) No interference, opposition, reissue, reexamination or other Legal Proceeding is or has been pending or, to the Company’s Knowledge, threatened, in which the scope, validity or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged.

(v) To the Company’s Knowledge, there is no basis for a claim that any Company IP is invalid or unenforceable;

(vi) To the Company’s Knowledge, there is no information, materials, facts or circumstances that would render any Company IP that is Registered IP invalid or unenforceable, or would materially and adversely affect any pending application for any such Registered IP; and

(vii) The Company is not subject to any order, writ, injunction, judgment or decree of any Governmental Body that restricts or impairs the use, transfer or licensing of any Company IP or other Intellectual Property Rights.

(i) No Third Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Part 2.10(i) of the Disclosure Schedule identifies (and the Company has delivered to Purchaser a correct and complete copy of) each material letter or other written or electronic communication or correspondence that has been sent by the Company or any representative of the Company regarding any actual or alleged or suspected infringement or misappropriation of any Company IP by any Person, and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the Merger will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of or default under any Company IP Contract; (iii) a payment or increased royalty or an obligation to offer any discount or be bound by any “most favored pricing” terms under any Company IP Contract; (iv) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (v) any right of termination or cancellation under any Company IP Contract; or (vi) the grant, assignment or transfer to any other Person of any license or other right or interest in, under, or with respect to any of the Company IP. Following the Closing, all Company IP will be fully transferable, alienable or licensable by the Survivor without restriction and without payment of any kind to any third party.

(k) No Infringement of Third Party IP Rights. The Company has never infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. The operation of the business of the Company, including the use, development, marketing, distribution, provision, maintenance, and support of any Company Product and Company Software does not infringe, violate or make unlawful use of any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing and except as described in Part 2.10(i) of the Disclosure Schedule:

(i) no infringement, misappropriation or similar claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company;

(ii) the Company has never received any notice or other communication (in writing or otherwise) relating to any actual or alleged infringement, misappropriation or violation by the Company, any Company Employee or agents of the Company of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Company obtain a license to any Intellectual Property Right of another Person since inception;

(iii) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation or similar claim (other than indemnification provisions in Company’s Out Licenses, Company In-Licenses and/or the Company’s standard forms of Company IP Contracts as required under Section 2.10(f)); and

(iv) the Company owns or has sufficient rights to all Intellectual Property Rights and Technology, used in, necessary for, and that would be infringed by the Company by, the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted by the Company.

(l) No Bugs. As of the date that is five business days before the date of this Agreement, none of the Company Products (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of any data) that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software; or (b) fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software. The Company has provided to the Purchaser a complete and accurate list of all known bugs, defects, and errors in each version of the Company Software as of the date that is five business days before the date of this Agreement.

(m) No Harmful Code. None of the Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(n) Source Code. The Source Code for all Company Software has been documented in a professional manner that is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. No Source Code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company. The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the Source Code or any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the Source Code for any Company Software to any other Person.

(o) Use of Open Source Code. Part 2.10(o) of the Disclosure Schedule identifies and describes: (i) each item of Open Source Code that is contained in, distributed or made available with or used in the development of the Company Software or from which any part of any Company Software is derived; (ii) the Company Software to which each such item of Open Source Code relates; (iii) to the Knowledge of the Company, the copyright holder(s) of such Open Source; and (iv) any modifications to such Open Source made by the Company. No Company Software contains, is derived from, is or has been distributed or made available with or is being or was developed using Open Source Code that is licensed under any terms that: (i) impose or could impose a requirement or condition that any Company Software or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge; or (ii) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use, distribute or make available any Company Software. The Company has not used, distributed or otherwise exploited any Open Source Code in breach or violation of any license with respect to such Open Source Code. The Company has notified recipients of Open Source Code from the Company of the terms applicable to such Open Source Code.

(p) Privacy Policies. Part 2.10(p) of the Disclosure Schedule contains each Company Privacy Policy and identifies, with respect to each Company Privacy Policy: (i) the period of time during which such privacy policy was or has been in effect; (ii) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy; and (iii) if applicable, the mechanism (such as opt-in, opt-out or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. The Company has complied at all times and in all material respects with all of the Company Privacy Policies, any third-party privacy policies applicable to the Company, and with all applicable Legal Requirements pertaining to privacy and data security relating to User Data and Personal Data that is collected or stored by Company. Neither the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreements, will result in any violation of any Company Privacy Policy or any Legal Requirement that are applicable to the Company pertaining to privacy, data security, User Data, or Personal Data collected or stored by the

Company. No claim is pending or been threatened against the Company alleging a violation of any Person’s rights under any Company Privacy Policy or otherwise relating to violation of any Legal Requirements pertaining to privacy, data security, User Data, or Personal Data.

(q) Personal Data. Part 2.10(q) of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) Personal Data and User Data maintained by or for the Company at any time (the “Company Databases”), the types of Personal Data and User Data in each such database, the means by which the Personal Data was collected, the security policies that have been adopted and maintained with respect to each such database, and the reports, audits, investigations, administrative proceedings in regard to violations of Legal Requirements pertaining to privacy, data security, User Data or Personal Data, as well as a list of incidents of data security breaches falling under and/or as to be reported in accordance with Legal Requirements. No breach or violation of any such security policy has occurred or is threatened, and there has been no unauthorized or illegal use, modification or disclosure of or access to any of the data or information in any of the Company Databases or any other Personal Data collected by the Company. The Company has at all times taken commercially reasonably steps to ensure that all Personal Data, User Data and Company Databases are protected against loss and against unauthorized or illegal use, modification, disclosure or access.

2.11 Contracts.

(a) List of Contracts. Part 2.11(a) of the Disclosure Schedule identifies:

(i) (A) each Company Employee Agreement, (B) any Company Contract pursuant to which the Company is or may become obligated to make any Change of Control Payment or other severance, termination or similar payment to any Company Employee, and (C) any Company Contract pursuant to which the Company is or may become obligated to make any bonus or similar payment (other than payment in respect of salary) to any Company Employee;

(ii) each Company Contract which provides for indemnification of any officer, director, employee, or agent of the Company, other than any such Company Contract with any Company Reseller;

(iii) each Company Contract relating to the voting and any other rights or obligations of a stockholder of the Company;

(iv) each Company Contract relating to any merger, consolidation, reorganization or any similar transaction with respect to the Company;

(v) each Company Contract relating to the acquisition, transfer, development or sharing of any Technology or Intellectual Property Right (including any joint development agreement, technical collaboration agreement or similar agreement entered into by the Company), other than any such Company Contract with any Company Reseller, Company Customer or Company Vendor;

(vi) each Company In-License and Company Out-License;

(vii) each Company Contract related to the hosting, operation or maintenance of any Company Product, other than any such Company Contract with any Company Reseller, Company Customer or Company Vendor;

(viii) each Company Contract relating to the acquisition, sale, spin-off or outsourcing of any business unit or assets of the Company, other than any such Company Contract with any Company Reseller or Company Customer;

(ix) each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities, other than any such Company Contract with any Company Reseller;

(x) each Company Contract imposing any restriction on the Company: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) to develop, distribute or make available any Technology or Intellectual Property Rights;

(xi) each Company Contract: (A) granting exclusive rights to license, market, sell, support, make available or deliver any Company Product; or (B) otherwise contemplating an exclusive relationship between the Company and any other Person;

(xii) each Company Contract that includes a “most favored customer” or similar clause;

(xiii) each Company Contract with any Material Company Reseller, Material Company Vendor or Material Company Customer;

(xiv) each Company Contract requiring future development or delivery of any Technology or Intellectual Property Rights by the Company, other than any such Company Contract with any Company Reseller or Company Customer;

(xv) each Company Contract regarding the acquisition, issuance or transfer of any securities of the Company and each Company Contract relating to any securities of the Company including any restricted share agreements or securities escrow agreements;

(xvi) each Company Contract involving any loan, guaranty, pledge, performance or completion bond or indemnity or surety arrangement, other than any such Company Contract with any Company Reseller, Company Customer or Company Vendor;

(xvii) any Company Contract (A) imposing any confidentiality obligation on the Company or on any other Person (other than routine nondisclosure agreements entered into by the Company in the ordinary course of business and other than any Company Contract with any Company Reseller, Company Customer or Company Vendor), (B) containing “standstill” or similar provisions, or (C) providing any right of first negotiation, right of first refusal or similar right to any Person;

(xviii) each Company Contract relating to the purchase or sale of any asset by or to, or the performance of any services by or for, any Related Party;

(xix) each Company Contract relating to any liquidation or dissolution of the Company;

(xx) any Company Contract that contemplates or involves the payment or delivery of cash or other consideration by the Company in an amount or having a value in excess of $100,000 in a 12 month period;

(xxi) all material Contracts with any Governmental Body; and

(xxii) any other Company Contract that was entered into outside the ordinary course of business.

(Contracts in the respective categories described in clauses “(i)” through “(xxii)” above and all Contracts identified, or required to be identified, in Parts 2.9(b) of the Disclosure Schedule are referred to in this Agreement as the “Listed Contracts.”)

(b) Delivery of Contracts. The Company has delivered to the Purchaser correct and complete copies of all written Listed Contracts, including all amendments thereto. Part 2.11(b) of the Disclosure Schedule provides a correct and complete description of the material terms of each Listed Contract that is not in written form. Each Listed Contract is valid and binding on, and is enforceable in accordance with its terms against, the Company and, to the Company’s Knowledge, each of the other parties thereto, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company has in its possession correct and complete copies of all Company Contracts, including all Company Contracts with Company Resellers, Company Customers and Company Vendors.

(c) No Breach. The Company has not violated or breached, or committed any default under, any material term or provision of any Listed Contract (including with respect to any obligation by the Company to include certain provisions or otherwise pass-through certain terms in any of the Listed Contracts), which remains uncured, and no other Person has violated or breached, or committed any default under, any material term or provision of any Listed Contract which remains uncured. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a violation or breach of any of the material provisions of any Listed Contract; (ii) give any Person the right to declare a default or exercise any remedy under any Listed Contract; (iii) give any Person the right to accelerate the maturity or performance of any Listed Contract; or (iv) give any Person the right to cancel, terminate or modify any Listed Contract. The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any material term or provision of any Listed Contract. The Company has not waived any of its material rights under any Listed Contract. To the Company’s Knowledge, each Person against which the Company has or may acquire any rights under any Listed Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities to the Company.

(d) No Renegotiation. No Person has a contractual right pursuant to the terms of any Listed Contract to renegotiate any amount paid or payable to the Company pursuant to any such Listed Contract.

(e) Proposed Contracts. Part 2.11(e) of the Disclosure Schedule identifies and provides a brief description of each proposed Company Contract having a value in excess of $100,000 in a 12-month period as to which any offer, award, written proposal, term sheet or similar document, in each case that would contain binding obligations of the Company if accepted by the recipient, has been submitted by the Company.

2.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of its assets. No event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement. The Company has not received any notice or other communication from any Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement.

2.13 Governmental Authorizations. Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to the Purchaser correct and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted. The Company is, and has at all times been, in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

2.14 Tax Matters.

(a) Tax Returns and Payments. All Tax Returns required to be filed by or on behalf of the Company on or before the Closing date (the “Company Returns”) have been timely and properly filed and are accurate and complete. All Taxes of the Company that are due and payable have been timely and properly paid (whether or not shown on a Company Return). The Company has delivered to the Purchaser correct and complete copies of all Company Returns filed from January 1, 2010 to the Closing date. Part 2.14 of the Disclosure Schedule lists each jurisdiction in which the Company is required to file a Tax Return for the taxable periods ended on or after December 31, 2009. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(b) Audits; Claims. No Company Tax Return has ever been examined or audited by any Governmental Body. The Company has not received from any Governmental Body any: (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed Tax adjustment. No extension or waiver of the limitation period applicable to any Tax Returns has been granted by or requested from the Company. No claim or Legal Proceeding is pending or, to the Company’s Knowledge, threatened against the Company in respect of any Tax. There are no Liens for Taxes upon any of the assets of the Company except Liens for current Taxes not yet due and payable (and for which there are adequate accruals on the Company Financial Statements).

(c) Parachute Payments. The Company is not a party to any Contract that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provisions of state, local or foreign Tax law).

(d) Closing Agreements; Etc. Except as set forth in Part 2.14 of the Disclosure Schedule, the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion there) ending after the Closing Date as a result of any change in method of accounting, closing agreement, or intercompany transaction for a taxable period ending on or prior to the Closing Date. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company has never been a member of an affiliated group.

(e) Distributed Stock. The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(f) Net Operating Losses. Other than with respect to net operating losses that will be fully utilized in the Company’s Tax Returns for taxable periods ending on or before December 31, 2013, the Company has no net operating losses with respect to any Tax period ending on or before December 31, 2013.

(g) Adjustment in Taxable Income. The Company is not currently, nor for any period for which a Tax Return has not been filed will be, required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax laws) as a result of transactions, events or accounting methods employed prior to the Closing.

(h) Penalties. The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code (or any comparable provisions of state, local or foreign law).

(i) Tax Shelter and Listed Transactions. The Company has not consummated or participated in, nor is it currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.

(j) Transferee or Successor Tax Liability. The Company has no Liability for the Taxes of any Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(k) Foreign Tax. The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax authorities.

(l) Tax Holidays and Incentives. The Company has provided to the Purchaser all documentation relating to any Tax holidays or incentives applicable to the Company.

(m) FIRPTA. The Company is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(n) Withholding. The Company has complied with all applicable Legal Requirements relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), has, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and timely paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes (or similar Taxes under any foreign laws), Federal Insurance Contribution Act, Medicare, relevant state or local income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods.

(o) Unpaid Taxes. The unpaid Taxes of the Company (i) did not, as of the Most Recent Fiscal Quarter End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the unaudited balance sheet as of the Most Recent Quarter End (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Most Recent Quarter End the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(p) 409A Compliance. Each Contract or Company Employee Plan that is, or has ever been, a “nonqualified deferred compensation plan” (as defined in Section 409A (d)(1) of the

Code) of the Company has been (i) during the period commencing on January 1, 2009, in good faith operational compliance with Section 409A of the Code and the guidance and regulations promulgated thereunder (“Section 409A”), and (ii) since January 1, 2009, in operational and documentary compliance with Section 409A. The Company is not a party to, or otherwise obligated under, any Contract or Company Employee Plan that provides for a gross up of Taxes imposed by Section 409A of the Code.

2.15 Employee and Labor Matters; Benefit Plans.

(a) Employee List. Part 2.15(a) of the Disclosure Schedule contains a correct and complete list of all Company Employees currently employed or engaged as of the Closing Date, and correctly reflects: (i) names; (ii) their dates of employment, engagement or service credited, if different from commencement date of employment or engagement; (iii) their positions; (iv) whether the Company Employee is an employee or independent contractor; (v) their current base salaries or other form of payment for services rendered; (vi) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vii) each Company Employee Plan in which they currently participate or are currently eligible to participate and benefits of any type not covered by the Company Employee Plan; (viii) any promises or commitments made to them with respect to changes or additions to their compensation, benefits, or other terms and conditions of employment; and (ix) any accrued but unpaid vacation balances.

(b) Leave of Absence. There is no current Company Employee who is on a leave of absence.

(c) At Will Employment. The employment of each of the current Company Employees is terminable by the Company at will. The Company has delivered to the Purchaser correct and complete copies of all employment agreements, offer letters, and current employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current Company Employees.

(d) Employee Departures/Restrictions. To the Company’s Knowledge, no employee of the Company (i) intends to terminate his employment with the Company; (ii) has received an offer to join a business that may be competitive with the Company’s business; or (iii) is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that would reasonably be expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.

(e) Employee Plans and Agreements. Part 2.15(e) of the Disclosure Schedule contains an correct and complete list of each current Company Employee Plan and each Company Employee Agreement as of the date of this Agreement. The Company has not committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to the Purchaser in writing or as required by this Agreement).

(f) Delivery of Documents. The Company has delivered to the Purchaser: (i) correct and complete copies of all documents setting forth the terms of each current Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) all material written Contracts relating to each current Company Employee Plan; (iii) all written materials provided to any Company Employee relating to any current Company Employee Plan relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (iv) all correspondence to or from any Governmental Body relating to any Company Employee Plan; and (v) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each current Company Employee Plan.

(g) Past Acquisitions. The Company is not currently obligated to provide a Company Employee with any compensation or benefits pursuant to an agreement (e.g., an acquisition agreement) with a former employer of such Company Employee.

(h) Absence of Certain Retiree Liabilities. No Company Employee Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(i) No Defaults. The Company has performed all obligations required to be performed by it under each Company Employee Plan and is not in default or violation of, and no other party is in default or violation of, the terms of any Company Employee Plan. Each of the Company Employee Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements. All contributions to, and material payments from, any Company Employee Plan which may have been required to be made in accordance with the terms of such Company Employee Plan or applicable Legal Requirements have been timely made, and all contributions for any period ending on or before the Closing Date which are not yet due, but will be paid on or prior to the Closing Date, are reflected as an accrued liability on the unaudited balance sheet included in the Most Recent Financial Statements. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date of this Agreement, without liability to the Company or the Purchaser (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the Company’s Knowledge, threatened by any Governmental Body with respect to any Company Employee Plan.

(j) No Conflict. Neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger, will or may (either alone or upon the occurrence of any additional or subsequent events): (i) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee; or (ii) create or otherwise result in any Liability with respect to any Company Employee Plan.

(k) Compliance. The Company: (i) is in compliance in all material respects with all applicable Legal Requirements, Contracts, its own policies, and orders, rulings, decrees, judgments or arbitration awards of any arbitrator or any court or other Governmental Body respecting employment or termination of employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest period, wages (including overtime wages), compensation, hours of work or other labor-related matters, including Legal Requirements, orders, rulings, decrees, judgments and awards relating to discrimination, wages and hours, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, immigration, wrongful discharge or violation of the personal rights of Company Employees or prospective employees; (ii) has withheld and reported all amounts required by any Legal Requirement or Contract to be withheld and reported with respect to wages, salaries and other payments to any Company Employee; (iii) has no Liability for any arrears of wages, notice or severance pay, any penalty for failure to comply with any of the foregoing; and (iv) has no Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for any Company Employee (other than routine payments to be made in the normal course of business and consistent with past practice).

(l) Labor Relations. Except as set forth in Part 2.15(l) of the Disclosure Schedule, there are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or Legal Proceedings against the Company under any workers’ compensation policy or long-term disability policy. The Company is not, and has not been, bound by or a party to, or has a duty to bargain for, any collective bargaining agreement or other Contract with a labor organization representing any Company Employees and, to the Company’s Knowledge, there are no labor organizations representing, purporting to represent or seeking to represent any current Company Employees. There is no union, works council, employee representative or other labor organization, which, pursuant to applicable Legal Requirements, must be notified, consulted or with which negotiations need to be conducted in connection with the transactions contemplated by this Agreement. The Company is not engaged, and has not been engaged, in any unfair labor practice of any nature. The Company has not had any strike, slowdown, work stoppage, lockout, job action or threat thereof, or question concerning representation, by or with respect to any of the Company Employees.

(m) Claims Against Plans. There are no pending or, to the Company’s Knowledge, threatened claims or Legal Proceedings against any of the Company Employee Plans, the assets of any of the Company Employee Plans or the Company, or the Company Employee Plan

administrator or any fiduciary of the Company Employee Plans with respect to the operation of such Company Employee Plans or asserting any rights or claims to benefits under such Company Employee Plan (except for routine benefit claims).

(n) No Misclassified Employees. No current or former independent contractor of the Company could be deemed to be a misclassified employee. No independent contractor is eligible to participate in any Company Employee Plan.

(o) Labor-Related Claims. There is no Legal Proceeding, claim, labor dispute or grievance pending or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any employment Contract, compensation, wages and hours, leave of absence, plant closing notification, employment statute or regulation, privacy right, labor dispute, workers’ compensation policy, long-term disability policy, safety, retaliation, immigration or discrimination matter involving any Company Employee, including charges of unfair labor practices or harassment complaints.

2.16 Environmental Matters. The Company is in compliance with all applicable Environmental Laws in all material respects.

2.17 Insurance. Part 2.17 of the Disclosure Schedule identifies each insurance policy maintained by, at the expense of or for the benefit of the Company as of the Closing Date and identifies any material unresolved claims made thereunder as of the Closing Date. The Company has delivered to the Purchaser correct and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule. Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy; (ii) refusal of any coverage or rejection of any claim under any insurance policy; or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18 Related Party Transactions. Except as set forth in Part 2.18 of the Disclosure Schedule: (a) no Related Party has, and no Related Party has had at any time since the inception of the Company, any interest in any asset having a value in excess of $50,000 used in or otherwise relating to the business of the Company, except for the Related Party’s indirect interest therein as the owner of Company Common Stock; (b) no Related Party is, or has been, indebted to the Company (other than for advances for ordinary travel and other business expenses); (c) no Related Party is a party to, or has had any financial interest in, any material Contract, transaction or business dealing or involving the Company having an aggregate value in excess of $50,000; (d) no Related Party is competing, or has at any time competed, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company, rights to indemnification as an officer or director of the Company or other rights arising in the ordinary course of employment).

2.19 Legal Proceedings; Orders.

(a) Legal Proceedings. There is no existing, pending or, to the Company’s Knowledge, threatened Legal Proceeding. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will or could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. No Legal Proceeding or claims for equitable relief has ever been commenced by, and no Legal Proceeding or claims for equitable relief has ever been pending against, the Company.

(b) Orders. There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject. No officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

2.20 Corporate Authority.

(a) Authority; Binding Nature of Agreement. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and under each other Transactional Agreement to which the Company is a party; and the execution, delivery and performance by the Company of this Agreement and of each such other Transactional Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors. This Agreement and each other Transactional Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

(b) Board Approval. The Company’s board of directors has approved Merger and the terms thereof set forth in Section 1.2 of this Agreement. The Company’s board of directors has determined that the Merger is advisable and fair and in the best interests of the Company and the Stockholders.

2.21 Non-Contravention; Consents. Neither: (1) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements by the Company; nor (2) the consummation of the transactions contemplated by the Transactional Agreements, will (with or without notice or lapse of time):

(a) breach, contravene, conflict with, or result in a violation of (i) any of the provisions of any Charter Documents of the Company; or (ii) any resolution adopted by the stockholders, board of directors or any committee of the board of directors of the Company;

(b) contravene or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company or any of the assets owned or used by the Company, is subject;

(c) contravene or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d) contravene or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Listed Contract, or give any Person the right to: (i) declare a default or exercise any remedy under any such Listed Contract; (ii) accelerate the maturity or performance of any such Listed Contract; or (iii) cancel, terminate or modify any such Listed Contract; or

(e) result in the imposition or creation of any Encumbrance upon any asset owned or used by the Company except for Permitted Liens.

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body or any Person who is a party to a Listed Contract in connection with: (x) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (y) the consummation of the Transactions. Part 2.21 of the Disclosure Schedule lists each Listed Contract that is terminated or amended as a result of the Merger.

2.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

2.23 Export Control Laws. Except as set forth in Part 2.23 of the Disclosure Schedule, the Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations and the trade and economic sanctions regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Controls.

2.24 Products Liability. There are no Legal Proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to any Company Product.

2.25 Anti-Corruption. Neither the Company nor any of its officers, directors, agents, employees or other Person associated with or acting on its behalf have, directly or indirectly: (a) taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery laws, or any rules or regulations thereunder; (b) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly; or (iii) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

2.26 Full Disclosure. This Agreement (including the Disclosure Schedule) does not: (a) contain any representation, warranty or information that is false or misleading with respect to any material fact; or (b) omit to state any material fact necessary in order to make the representations, warranties and information contained herein (in the light of the circumstances under which such representations, warranties and information are made or provided) not false or misleading.

THE PURCHASER ACKNOWLEDGES AND AGREES THAT, WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 2 AND 3, THE COMPANY AND THE STOCKHOLDERS ARE NOT MAKING, AND THE COMPANY AND EACH STOCKHOLDER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, WHETHER EXPRESSED OR IMPLIED OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

3.	ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Except as set forth in the Disclosure Schedule prepared pursuant to Section 7.16 each Stockholder, solely with respect to himself or itself, represents and warrants, to and for the benefit of the Purchaser Indemnitees, as follows:

3.1 Ownership. Schedule A sets forth the class and number of shares of Company Common Stock owned of record by the Stockholder as of the Closing Date, and the full name and address of such Stockholder. Except as set forth in the Charter Documents or the Company Stockholders Agreement, such Stockholder has no right or claim to acquire any other Company Common Stock or other interest in the Company, whether issued or unissued. Such Stockholder has good and valid title to the Shares held by such Stockholder, free and clear of any Encumbrances.

3.2 Stockholder Authority; Binding Nature. Such Stockholder has the requisite power and capacity to enter into and to perform such Stockholder’s obligations under this Agreement and under each other Transactional Agreement to which such Stockholder is a party. This Agreement and each other Transactional Agreement to which such Stockholder is a party constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

3.3 Capacity. Such Stockholder has the capacity and financial capability to comply with and perform all of such Stockholder’s covenants and obligations under each of the Transactional Agreements to which such Stockholder is or may become a party.

3.4 Ability to Perform. No Stockholder:

(a) has, at any time (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against such Stockholder, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of such Stockholder’s assets, (iv) admitted in writing such Stockholder’s inability to pay such Stockholder’s debts as they become due, or (v) taken or been the subject of any action that may have an adverse effect on such Stockholder’s ability to comply with or perform any of such Stockholder’s covenants or obligations under any of the Transactional Agreements; or

(b) is subject to any Order that may have an adverse effect on such Stockholder’s ability to comply with or perform any of such Stockholder’s covenants or obligations under any of the Transactional Agreements.

3.5 No Legal Proceedings. There is no Legal Proceeding pending, and no Person has threatened in writing to such Stockholder to commence any Legal Proceeding, that may have an adverse effect on the ability of such Stockholder to comply with or perform any of such Stockholder’s covenants or obligations under any of the Transactional Agreements. No event has occurred, and no claim, dispute or other condition or circumstance exists, that might directly or indirectly give rise to or serve as a basis for the commencement of any such Legal Proceeding.

3.6 Purchaser Information. Such Stockholder has received, examined, and evaluated: this Agreement, including the Disclosure Schedule; the annual report on Form 10-K of the Purchaser for the year ended December 31, 2013, and the Proxy Statement of the Purchaser for its 2014 Annual Meeting of Stockholders.

3.7 Securities Law Exemptions. Such Stockholder represents that (except as may be contemplated by the Registration Agreement) the Purchaser Common Stock is being acquired without a view to, or for, resale in connection with any distribution of the Purchaser Common Stock or any interest therein without registration or other compliance under the Securities Act, and that the Stockholder has no direct or indirect participation in any such undertaking or in the underwriting of such an undertaking. Such Stockholder acknowledges that the Purchaser Common Stock has not been registered under the Securities Act, but is being acquired by reason of a specific exemption from registration under the Securities Act as well as under certain state statutes for transactions by an issuer not involving any public offering and that any disposition of the Purchaser Common Stock may, under certain circumstances, be inconsistent with this exemption and may make such Stockholder an “underwriter” within the meaning of the Securities Act. Such Stockholder acknowledges that the Purchaser Common Stock must be held and may not be sold, transferred, or otherwise disposed of for value unless it is subsequently registered under the Securities Act or an exemption from such registration is available. The certificates and instruments representing the Purchaser Common Stock will bear a legend restricting transfer, except in compliance with applicable federal and state securities statutes.

THE PURCHASER ACKNOWLEDGES AND AGREES THAT, WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLES 2 AND 3, THE COMPANY AND THE STOCKHOLDERS ARE NOT MAKING, AND THE COMPANY AND EACH STOCKHOLDER HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, WHETHER EXPRESSED OR IMPLIED OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASER AND SURVIVOR

The Purchaser and Survivor represent and warrant to the Stockholders, and to and for the benefit of the Stockholder Indemnitees, as follows:

4.1 Due Organization. Each of the Purchaser and Survivor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority (a) to conduct its business in the manner in which its business is currently being conducted; (b) to own and use its assets in the manner in which its assets are currently owned and used; and (c) to perform its obligations under all Transactional Agreements to which it is a party or by which it is bound. The Survivor was recently formed solely for the purpose of participating in the Merger as provided in this Agreement, has engaged in no other business activities, and is a wholly-owned subsidiary of the Purchaser.

4.2 Non-Contravention; Consents.

(a) Non-Contravention. Neither: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; nor (ii) the consummation of the transactions contemplated by the Transactional Agreements, will contravene or result in a violation of: (A) any of the provisions of the certificate of incorporation or bylaws, including all amendments thereto, of the Purchaser or Survivor; (B) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of the Purchaser or Survivor; (C) any Legal Requirement or any order, writ, injunction, judgment or decree to which the Purchaser, the Survivor or any of the Purchaser’s other subsidiaries is subject; (D) any Governmental Authorization that is held by the Purchaser or Survivor or that otherwise relates to the Company’s or Survivor’s business or assets; or (E) any provision of any material contract to which either the Purchaser or Survivor is bound, which will not be cured by notice by the Purchaser.

(b) Consents. Except for any applicable filings required to be made by the Purchaser, notices required to be given by the Purchaser or Consents required to be obtained by the Purchaser, in each case from any lender with respect to the Purchaser’s outstanding credit facilities or any Governmental Body in connection with the Merger, the Purchaser will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement or any of the other Transactional Agreements; or (ii) the consummation of the Merger.

4.3 Authority; Binding Nature of Agreement. Each of the Purchaser and Survivor has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and under each other Transactional Agreement to which the Purchaser or Survivor is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by the Purchaser and Survivor of this Agreement and of each other Transactional Agreement, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of their respective boards of directors and stockholders. This Agreement and each other Transactional Agreement to which the Purchaser or Survivor is a party constitutes the legal, valid and binding obligation of the Purchaser or Survivor, respectively, enforceable against each of them in accordance with its terms, except as they may be limited by: (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Legal Requirements affecting the enforcement of creditors’ rights generally; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies (whether considered at law or in equity).

4.4 Legal Proceedings. There is no pending Legal Proceeding and, to the knowledge of the Purchaser, no Person has threatened to commence any Legal Proceeding, that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger.

4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Purchaser.

4.6 Capitalization of the Purchaser.

(a) As of March 31, 2014, the Purchaser’s authorized capital stock consisted solely of 100,000,000 shares of Purchaser Common Stock, of which (i) 56,424,173 shares were issued and outstanding, (ii) no shares were issued and held in treasury (which does not include the shares reserved for issuance as set forth in clause (iii) below) and (iii) 4,745,917 shares were reserved for issuance pursuant to stock plans for employees and directors of the Purchaser and its subsidiaries. As of March 31, 2014, other than as set forth in the first sentence hereof, there were no outstanding subscriptions, options, warrants, puts, calls, agreements, claims or other commitments or rights of any type to which the Purchaser is bound relating to the issuance, sale or transfer by the Purchaser of any equity securities of the Purchaser, nor are there outstanding any securities that are convertible into or exchangeable for any shares of capital stock of the Purchaser.

(b) Each outstanding share of Purchaser Common Stock is, and all shares of Purchaser Common Stock to be issued in connection with the transactions contemplated hereby will be, duly authorized and validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights.

4.7 Purchaser SEC Documents. The Purchaser has timely filed with the Securities and Exchange Commission all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2013 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act (such documents, as supplemented and amended since the time of filing, collectively, the “Purchaser SEC Documents”). The Purchaser SEC Documents, including any financial statements or schedules included therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements of the Purchaser included in the Purchaser SEC Documents at the time filed (and, in the case of registration statements and proxy statements on the dates of effectiveness and the dates of mailing, respectively) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, were prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Securities and Exchange Commission), and fairly present (subject in the case of unaudited statements to normal, recurring audit adjustments) the consolidated financial position of the Purchaser and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

4.8 Absence of Certain Events. Except as otherwise disclosed in the Purchaser SEC Documents, since March 31, 2014 there has not been any event, circumstance or condition that has had or is reasonably likely to have a material adverse effect on the Purchaser and its subsidiaries taken as one enterprise.

4.9 Certain Representations and Warranties Regarding Company Contracts. As of the Closing Date, the Purchaser and Survivor acknowledge that a substantial number of Company Contracts with Company Customers, Company Resellers and Company Vendors require Consent prior to consummating the Merger under this Agreement and the potential result of not obtaining Consent is termination of such Company Contracts. Except for those Consents listed in Part 1.6(f) of the Disclosure Schedule obtained and delivered at Closing, the Purchaser and Survivor agree that the failure to obtain any Consent after Closing under Company Contracts with Company Customers, Company Resellers or Customer Vendors or the termination of any such Customer Contract for failure to obtain Consent thereunder shall not be a breach of any of the representations and warranties of the Stockholders under Section 2 of this Agreement and will not give rise to a claim for indemnification under Section 6 of this Agreement.

4.10 Absences of Breaches of Company and Stockholder Representations and Warranties. As of the Closing Date, neither the Purchaser nor the Survivor has Knowledge of any inaccuracy in or breach of any representation or warranty set forth in Section 2 or Section 3.

EACH OF THE STOCKHOLDERS ACKNOWLEDGES AND AGREES THAT, WITH THE EXCEPTION OF THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4, THE PURCHASER AND SURVIVOR ARE NOT MAKING, AND THE PURCHASER AND SURVIVOR HEREBY EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY OF ANY KIND, NATURE OR DESCRIPTION, WHETHER EXPRESSED OR IMPLIED OR ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.	CERTAIN COVENANTS OF THE PARTIES

5.1 Filings and Consents.

(a) Efforts. Subject to Section 5.1(b), the Purchaser, the Company and the Stockholders shall use commercially reasonable efforts after the Effective Time to take, or cause to be taken, all further actions that may be necessary to consummate the Merger and the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to Section 5.1(b), each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the transactions contemplated by this Agreement; and (ii) shall use commercially reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the transactions contemplated by this Agreement.

(b) Limitations. Notwithstanding anything to the contrary contained in Section 5.1(a) or elsewhere in this Agreement, the Purchaser shall not have any obligation under this Agreement: (i) to divest or agree to divest (or cause any of its Subsidiaries or the Survivor to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its Subsidiaries or the Survivor to take or agree to take) any other action or to agree (or cause any of its Subsidiaries or the Survivor to agree) to any limitation or restriction on any of its respective businesses, product lines or assets; or (ii) to contest any Legal Proceeding relating to the Merger and the transactions contemplated by this Agreement.

5.2 Public Announcements. From and after the Closing Date, except as expressly contemplated by this Agreement, the Stockholders shall not (and the Stockholders shall ensure that none of their respective Representatives) issue any press release or make any public statement regarding (or otherwise disclose to any Person the existence or terms of) this Agreement or the transactions contemplated hereby, without the Purchaser’s prior written consent.

5.3 Release. For and in consideration of the consideration paid to each Stockholder in the Merger, except with respect to (a) rights to indemnification or reimbursement from the Company, whether pursuant to the Company’s Charter Documents, any Company Contract or otherwise, and (b) rights to accrued but unpaid compensation or benefits owed by the Company, each Stockholder hereby releases, acquits, and forever discharges the Company and its present and former officers, directors and employees and each of their respective heirs, executors, administrators, successors and assigns, of and from any and all manner of action or actions, cause or causes of action, demands, rights, Damages, debts, dues, sums of money, accounts, reckonings, responsibilities, covenants, contracts, controversies, agreements, and claims whatsoever, whether known or unknown, of every name and nature, both in law and in equity, which such Stockholder, or its or his heirs, executors, administrators, successors or assigns ever had, now has, or which it or his or, its or his heirs, executors, administrators, successors or assigns hereafter may have or shall have against the Company or any other Person referred to above arising out of any matters, causes, acts, conduct, claims, circumstances or events occurring or failing to occur or conditions existing at or prior to the Effective Time. In addition, except as may be limited by applicable law, each Stockholder hereby irrevocably assigns and transfers to the Company all Intellectual Property Rights and Technology owned or developed by such Stockholder and related to the business of the Company or created or developed using any Company resources or property. In the event that any such assignment or transfer of Intellectual Property Rights and Technology is prohibited by applicable law, each Stockholder hereby grants the Company an irrevocable, unlimited, perpetual, fully paid-up, royalty-free, transferable, sublicensable and exclusive (non-exclusive, if an exclusive license is prohibited by applicable law) license to such Intellectual Property Rights and Technology.

5.4 Tax Matters.

(a) Pre-Closing Tax Periods. The Purchaser will prepare or cause to be prepared drafts of all Tax Returns of the Company to be filed after the Closing Date. Each such Tax Return will be prepared in a manner consistent with the past practice of the Company, unless otherwise required by applicable Legal Requirements. The Purchaser shall provide the Stockholders’ Agent with a copy of any such Tax Returns at least thirty days prior to the last date for timely filing such Tax Return (giving effect to any valid extensions thereof), and the Purchaser will cooperate in good faith to reflect any reasonable comments from the Stockholders’ Agent to such Tax Returns that are communicated in writing to the Purchaser within such 30-day period.

(b) Cooperation on Tax Matters. The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Section 5.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Tax Free Reorganization. The Stockholders, the Company and the Purchaser shall use their reasonable efforts to cause the Merger to, and shall not take any action that would cause the Merger not to, qualify for treatment as a “reorganization” within the meaning of Section 368 of the Code for federal income tax purposes. The foregoing notwithstanding, the Purchaser and Survivor make not representation or warranty regarding the treatment of the transaction under Section 368 of the Code, and the Company Stockholders agree and acknowledge that they have relied entirely on their advisors regarding the Tax consequences to them of the Merger.

(d) Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Merger and other transactions contemplated by this Agreement shall be paid one-half by the Purchaser and one-half by the Stockholders, collectively.

5.5 Employment Matters.

(a) Offer Letters. Within 10 days following the Closing Date, Purchaser will make offers of employment to each of the employees of the Company on terms that include:

(i) Salary or wages commensurate with employee levels of compensation prior to the Merger;

(ii) Participation in Purchaser health insurance and other benefit plans that Purchaser makes available to its full-time employees; and

(iii) Participation in Purchaser’s 401(k) plan.

(b) Restricted Stock Units. Within 30 days following the Closing Date, Purchaser will grant and issue (i) restricted stock units under the Purchaser’s equity incentive plan to acquire 83,775 shares of Purchaser common stock as replacement awards for the holders of unvested Company Stock Options listed on Schedule B to this Agreement, which will be on the terms set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit J, and (ii) restricted stock units under the Purchaser’s equity incentive plan to purchase not less than 155,129 shares of Purchaser common stock, which will be on the terms set forth in the form of Restricted Stock Unit Agreement attached hereto as Exhibit J.

(c) Termination of Company Employee Plans. As soon as practicable following the Closing Date the Purchaser and Survivor will take all action reasonably required to terminate all Company Employee Plans in connection with the migration of Company employees to the Purchaser’s benefit plans, and will be solely responsible for paying all administrative costs and related professional fees arising after the Closing with respect to such termination, including the preparation and filing of any final Tax Returns for a tax period ending after the Closing.

5.6 Director and Officer Indemnification. After the Closing Date and until the sixth anniversary of the Closing Date, the Purchaser shall cause the Survivor to (a) subject to limitations created by applicable Legal Requirements, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company to the same extent that such Persons are indemnified as of immediately prior to the Closing Date by the Company pursuant to the Company’s Charter Documents for acts or omissions occurring on or prior to the Closing Date and (ii) shall cause the Survivor to include in its organizational documents any indemnification provision or provisions, including provisions respecting the advancement of expenses, in the Company’s Charter Documents in effect immediately prior to the Closing Date for the benefit of the Company’s and the Survivor’s past, present and future officers, directors, employees and agents, and shall not thereafter amend the same (except to the extent that such amendment preserves, increases or broadens the indemnification or other rights theretofore available to such officers, directors, employees and agents). The directors, officers, employees and agents of the Company entitled to the indemnification and exculpation set forth in this Section 5.6 are intended to be third party beneficiaries of this Section 5.6. This Section 5.6 shall survive the consummation of the transaction contemplated hereby and shall be binding on all successors and assigns of the Purchaser and Survivor. Nothing in this Section 5.6 will limit the ability of the Purchaser to seek indemnification for Damages under Section 6 with respect to a claim for indemnification or exculpation arising under this Section 5.6.

6.	INDEMNIFICATION, ETC.

6.1 Survival of Representations, Etc.

(a) General Survival. Subject to Section 6.1(b) and Section 6.1(d), the representations, warranties, covenants and obligations of the Company and the Stockholders in this Agreement, in each case other than the Corporate and Shareholder Representations, shall survive the Closing (and any later sale, transfer or other disposition of any or all of the equity or assets of the Survivor) and shall expire on the twelve-month anniversary of the Closing Date (the “Termination Date”); provided, however, that if, at any time prior to the Termination Date, any Purchaser

Indemnitee delivers to the Stockholders’ Agent a written notice pursuant to Section 6.6 asserting a claim for recovery under Section 6.2 (a “Claim Notice”), then the claim asserted in such notice shall survive the Termination Date until such time as such Claim Notice is fully and finally resolved.

(b) Corporate and Shareholder Representations. Notwithstanding anything to the contrary contained in Section 6.1(a), but subject to Section 6.1(d), the Corporate and Shareholder Representations and the Individual Stockholder Representations shall survive the Closing (and any later sale, transfer or other disposition of any or all of the equity or assets of the Survivor) and not be subject to expiration.

(c) Purchaser Representations. All representations and warranties made by the Purchaser or Survivor shall survive the Closing (and any later sale, transfer or other disposition of any or all of the equity or assets of the Purchaser or Survivor) and not be subject to expiration, except for the representations and warranties set forth in Section 4.2, Section 4.6, Section 4.7, and Section 4.8, which will expire on the twelve-month anniversary of the Closing Date.

(d) Intentional Misrepresentation; Fraud. Notwithstanding anything to the contrary contained in Section 6.1(a) or Section 6.1(b), the limitations set forth in Section 6.1(a) and 6.1(b) shall not apply in the case of claims arising out of or based upon intentional misrepresentation or fraud.

(e) Representations Not Limited. The representations, warranties, covenants and obligations of the Company and Stockholders, and the rights and remedies that may be exercised by the Purchaser Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Purchaser, Survivor, Purchaser Indemnitees, or any of their respective Representatives.

6.2 Indemnification

(a) Indemnification by the Stockholders. From and after the Effective Time (but subject to Sections 6.1 and 6.3), each Stockholder (collectively, the “Stockholder Indemnitors”), jointly and severally (but subject to Section 6.3), shall hold harmless and indemnify each of the Purchaser Indemnitees from and against, and shall compensate and reimburse each of the Purchaser Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Purchaser Indemnitees or to which any of the Purchaser Indemnitees may otherwise directly or indirectly become subject (regardless of whether or not such Damages relate to any third party claim) and that arise directly or indirectly from or as a result of, or are directly or indirectly connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Company or the Stockholders in this Agreement, other than the Specified Representations or the Individual Stockholder Representations;

(ii) any breach of any covenant or obligation of the Company or any of the Stockholders in this Agreement;

(iii) any inaccuracy in or breach of any representation or warranty referred to in the Specified Representations; or

(iv) any inaccuracy in or breach of any representation or warranty referred to in the Individual Stockholder Representations.

(b) Indemnification by the Purchaser. From and after the Effective Time (but subject to Sections 6.1 and 6.3), the Purchaser and the Survivor (collectively, the “Purchaser Indemnitors”), jointly and severally, shall hold harmless and indemnify each of the Stockholder Indemnitees from and against, and shall compensate and reimburse each of the Stockholder Indemnitees for, any Damages suffered or incurred by any of the Stockholder Indemnitees or to which any of the Stockholder Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third party claim) and that arise from or as a result of, or are connected with:

(i) any inaccuracy in or breach of any representation or warranty made by the Purchaser or the Survivor in this Agreement; or

(ii) any breach of any covenant or obligation of any of the Purchaser or the Survivor in this Agreement.

6.3 Limitations

(a) Mini-Basket. The Purchaser Indemnitees shall not be entitled to recover for any particular Damage pursuant to Section 6.2(a)(i) unless such Damage equals or exceeds $15,000. The Stockholder Indemnitees shall not be entitled to recover for any particular Damage pursuant to Section 6.2(b)(i) unless such Damage equals or exceeds $15,000.

(b) Basket. Subject to Section 6.3(d), the Stockholder Indemnitors shall not be required to make any indemnification payment pursuant to Section 6.2(a)(i) for any inaccuracy in or breach of any representation or warranty in this Agreement until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Purchaser Indemnitees with respect to any indemnifiable claim pursuant to Section 6.2(a)(i), or to which any one or more of the Purchaser Indemnitees has or have otherwise directly or indirectly become subject with respect to any indemnifiable claim pursuant to Section 6.2(a)(i), exceeds $440,000, in the aggregate (the “Basket”). If the total amount of such Damages exceeds the Basket, then the Purchaser Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for only the amount of such Damages in excess of the Basket.

(c) Liability Cap. Subject to Section 6.3(d), the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from the Stockholder Indemnitors under Section 6.2(a)(i) or 6.2(a)(iii) is $3,960,000.

(d) Applicability of Basket and Cap. The limitations set forth in Section 6.3(a) or Section 6.3(b) shall not apply: (i) in the case of intentional misrepresentation or fraud or (ii) to the matters referred to in Sections 6.2(a)(ii), 6.2(a)(iii), or 6.2(a)(iv). The limitations set forth in Section 6.3(c) shall not apply: (i) in the case of intentional misrepresentation or fraud or (ii) to the matters referred to in Sections 6.2(a)(ii) or 6.2(a)(iv).

(e) Limitations between Stockholders. Any liability of the Stockholder Indemnitors arising under Sections 6.2(a)(i), 6.2(a)(ii), or 6.2(a)(iii) shall be allocated to Edison Ventures based on the Edison Ventures Pro Rata Share and the liability of Edison Ventures will be limited to that amount, and all the other Stockholder Indemnitors (other than Edison Ventures) shall be jointly and severally liable for the remainder of such liability. Any liability arising under Section 6.2(a)(ii) (other than arising as a result of a breach of any covenant or obligation of the Company) or Section 6.2(a)(iv) shall be the sole responsibility and obligation (joint and several) of the Stockholder or Stockholders that breached the representations and warranties set for in Section 3 of this Agreement or the covenant or obligation, as the case may be, and no other Stockholder Indemnitor shall have any responsibility or liability in respect thereof. Except in the case of intentional misrepresentation or fraud, the maximum aggregate amount that the Purchaser Indemnitees are entitled to recover from any one Stockholder under Section 6.2(a)(iv) is an amount equal to the aggregate amount of the cash paid to such Stockholder (including such Stockholder’s pro rata share of the Escrow Amount) by the Purchaser on the Closing Date plus the fair market value on the Closing Date of the Purchaser Common Stock and Purchaser Restricted Stock listed for each Stockholder on Schedule A.

(f) Recourse to Escrow Fund. So long as, and to the extent that, there remain amounts held in the Escrow Fund in excess of the aggregate amount of Damages contained in pending Claim Notices, if any, the Purchaser Indemnitees shall first seek recourse to the Escrow Fund before seeking recourse directly against a Stockholder Indemnitor; provided, that, with respect to Claim Notices with respect to Sections 6.2(a)(ii) or 6.2(a)(iv) only, if less than all Stockholder Indemnitors are liable for the Damages identified in a Claim Notice, the Purchaser Indemnitees may, at their election, (i) recover from the Escrow Fund up to an amount equal to the portion of the Escrow Fund attributable to the Stockholder Indemnitors with liability under the Claim Notice allocated proportionately between such Stockholder Indemnitors based on the number of shares of Company Common Stock owned by each immediately prior to the Effective Time and the total number of shares of Company Common Stock owned by all such Stockholder Indemnitors, or (ii) seek recovery directly from the Stockholder Indemnitors with liability under the Claim Notice.

(g) Exclusive Remedy. Except in the case of intentional misrepresentation or fraud, claims for indemnification, compensation and reimbursement brought in accordance with and subject to this Section 6 shall be the sole and exclusive remedy of any Indemnitee for monetary damages from and after the Closing Date with respect to breaches of this Agreement by the Company or any Stockholder. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of any Indemnitee to seek or obtain injunctive relief, including specific performance, to which such Indemnitee is otherwise entitled. Subject to the foregoing sentences in this Section 6.3(g), to the maximum extent permitted by law, the parties hereby waive all other rights and remedies with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any laws at common law, in equity or otherwise (including with respect to any environmental, health or safety matters, including those arising under any Environmental Laws).

(h) Insurance and Tax Benefits. The amount of any and all Damages shall be determined net of (i) any amounts recovered by the Indemnitee under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Damages, in each case, net of costs of collection resulting from making any claim thereunder, and (ii) any Tax benefits actually recognized by the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of any such indemnifiable Damages by the Indemnitee and any Tax costs actually incurred by the Indemnitee. For purposes of this Section 6.3(h), a Tax benefit shall be deemed to have been actually realized if, and to the extent, the hypothetical Tax liability, if any, of the Indemnitee (or any affiliated, combined, consolidated or unitary group of which the Indemnitee is a member) for any taxable year, calculated without taking into account any Tax items attributable to the indemnifiable Damages (and, for the avoidance of doubt, without taking into account any net operating loss carryovers or carrybacks attributable to a indemnifiable Damages incurred in any prior or subsequent taxable year), exceeds the actual Tax liability, if any, of the Indemnitee (or any affiliated, combined, consolidated or unitary group of which the Indemnitee is a member) for such taxable year, calculated by taking into account any Tax items attributable to such indemnifiable Damages (including, for the avoidance of doubt, any net operating loss carryovers or carrybacks attributable to a indemnifiable Damages incurred in any prior or subsequent taxable year (determined by treating such indemnifiable Damages as the last item claimed in any prior or subsequent taxable year)).

(i) Excluded Damages. The Purchaser Indemnitees shall not be entitled to indemnification pursuant to Section 6.2(a) for any Damage to the extent that such Damage was taken into account in the calculation of the Closing Adjusted Net Current Assets or that a reserve on the Closing Adjusted Balance Sheet, in each case, as finally determined pursuant to Section 1.7(c), was recorded with respect to such Damage.

6.4 No Contribution. Each Stockholder Indemnitor waives, and acknowledges and agrees that he or it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Company in connection with any indemnification obligation or any other liability to which he or it may become subject under or in connection with this Agreement or any other Transactional Agreement.

6.5 Defense of Third Party Claims.

(a) Defense of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Company, Survivor, the Purchaser or any other Person) with respect to which any Indemnitor may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee, the Indemnitee receiving the claim shall give the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such third party claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the third party claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that has been or may be sustained by the Indemnitee. The Indemnitor shall have the right to participate in, or by giving written notice to the Indemnitee, to assume the defense of any third party claim at the Indemnitor’s expense and by the Indemnitor’s own counsel, and the Indemnitee shall cooperate in good faith in such defense; provided, that if the Indemnitor is Seller, such Indemnitor shall not have the right to defend or direct the defense of any such third party claim that (i) is asserted directly by or on behalf of a Person that is a Company Customer, Company Reseller, or Company Vendor, or (ii) seeks an injunction or other equitable relief against the Indemnitee, or (iii) alleges the Company Software infringes the Intellection Property Rights of a third party. In the event that the Indemnitor assumes the defense of any third party claim, subject to Section 6.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such third party claim in the name and on behalf of the Indemnitee. The Indemnitee shall have the right to participate in the defense of any third party claim with counsel selected by it subject to the Indemnitor’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnitee, provided, that if in the reasonable opinion of counsel to the Indemnitee, (A) there are legal defenses available to an Indemnitee that are different from or additional to those available to the Indemnitor; or (B) there exists a conflict of interest between the Indemnitor and the Indemnitee that cannot be waived, the Indemnitor shall be liable for the reasonable fees and expenses of counsel to the Indemnitee in each jurisdiction for which the Indemnitee determines counsel is required. If the Indemnitor elects not to compromise or defend such third party claim, fails to promptly notify the Indemnitee in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such third party claim, the Indemnitee may, subject to Section 6.5(b), pay, compromise, defend such third party claim and seek indemnification for any and all Damages based upon, arising from or relating to such third party claim. All Parties to this Agreement shall cooperate with each other in all reasonable respects in connection with the defense of any third party claim, including making available (subject to the provisions of Section 7.4) records relating to such third party claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such third party claim;

(b) Settlement of third party claims. Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any third party claim without the prior written consent of the Indemnitee, except as provided in this Section 6.5(b). If a firm offer is made to settle a third party claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnitee and provides, in customary form, for the unconditional release of each Indemnitee from all liabilities and obligations in connection with such third party claim and the Indemnitor desires to accept and agree to such offer, the Indemnitor shall give written notice to that effect to the Indemnitee. If the Indemnitee fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnitee may continue to contest or defend such third party claim and in such event, the maximum liability of the Indemnitor as to such third party claim shall not exceed the amount of such settlement offer. If the Indemnitee fails to consent to such firm offer and also fails to assume defense of such third party claim, the Indemnitor may settle the third party claim upon the terms set forth in such firm offer to settle such third party claim. If the Indemnitee has assumed the defense pursuant to Section 6.5(a), it shall not agree to any settlement without the written consent of the Indemnitor (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Legal Proceeding by an Indemnitee on account of Damages based on a direct claim that does not result from a third party claim shall be asserted by the Indemnitee giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnitee becomes aware of such direct claim. The failure to give such prompt written notice shall not, however, relieve the Indemnitor of its indemnification obligations, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such notice by the Indemnitee shall describe the direct claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnitee. The Indemnitor shall have 45 days after its receipt of such notice to respond in writing to such direct claim. The Indemnitee shall allow the Indemnitor and its professional advisors to investigate the matter or circumstance alleged to give rise to the direct claim, and whether and to what extent any amount is payable in respect of the direct claim and the Indemnitee shall assist the Indemnitor’s investigation by giving such information and assistance (including access to the Indemnitee’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnitor or any of its professional advisors may reasonably request. If the Indemnitor does not so respond within such 45 day period, the Indemnitor shall be deemed to have rejected such claim, in which case the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement.

6.6 Claims Procedures. Subject to the provisions of Sections 6.1 and 6.3, any claim for indemnification, compensation or reimbursement pursuant to Section 6 shall be made as follows:

(a) If any Indemnitee has or claims in good faith to have incurred or suffered Damages for which it or he is or may be entitled to indemnification, compensation or reimbursement under Section 6, such Indemnitee may deliver a Claim Notice to the Indemnitor, Stockholders’ Agent, and Escrow Agent. Each Claim Notice shall: (i) state that the Indemnitee believes in good faith that the Indemnitee is entitled to indemnification, compensation or reimbursement under Section 6; (ii) contain a brief description of the facts and circumstances supporting the Indemnitee’s claim; and (iii) if practicable, contain a non-binding, preliminary, good faith estimate of the amount to which the Indemnitee claims to be entitled from each of the Indemnitors (the amount of such estimate, as it may be modified by the Indemnitee in good faith from time to time, being referred to as the “Claimed Amount”).

(b) If the Claim Notice is given by a Purchaser Indemnitee, then during the Dispute Period Stockholders’ Agent for and on behalf of any of the Stockholder Indemnitors named in the Claim Notice, may deliver to the Purchaser Indemnitee, with a copy to the Escrow Agent, a written Response Notice in which the Stockholders’ Agent: (i) agrees that the full Claimed Amount is owed to the Purchaser Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Purchaser Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Purchaser Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting the claim that only a portion or no part of the Claimed Amount is owed to the Purchaser Indemnitee. If a Response Notice is not received by Purchaser Indemnitee and Escrow Agent from the Stockholders’ Agent prior to the expiration of the Dispute Period, then Stockholders’ Agent (on behalf of a Stockholder Indemnitor named in the Claim Notice for which a Response

Notice is not give) shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to Purchaser Indemnitee and Purchaser may instruct the Escrow Agent to release the Claimed Amount to the Purchaser Indemnitee. If in the Response Notice the Stockholders’ Agent states an Agreed Amount is owed to Purchaser Indemnitee, then the Purchaser may instruct the Escrow Agent to release the Agreed Amount to the Purchaser Indemnitee. If any Response Notice expressly indicates that there is a Contested Amount, the Stockholders’ Agent and Purchaser Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Stockholders’ Agent and Purchaser Indemnitee resolve such dispute, such resolution shall be binding on the Stockholders’ Agent, the Stockholder Indemnitor with respect to which the Contested Amount pertains, and Purchaser the Indemnitee and a settlement agreement stipulating the amount owed to Purchaser Indemnitee (the “Stipulated Amount”) and instructing the Escrow Agent to release such amount to the Purchaser Indemnitee shall be signed by Stockholders’ Agent and such Purchaser Indemnitee.

(c) If the Claim Notice is given by a Stockholder Indemnitee (or by Stockholders’ Agent on behalf of a Stockholder Indemnitee), then during the Dispute Period the Purchaser Indemnitor may deliver to the Stockholders’ Agent a written Response Notice in which the Purchaser Indemnitor: (i) agrees that the full Claimed Amount is owed to the Stockholder Indemnitee; (ii) agrees that part, but not all, of the Claimed Amount is owed to the Stockholder Indemnitee; or (iii) indicates that no part of the Claimed Amount is owed to the Stockholder Indemnitee. If the Response Notice is delivered in accordance with clause “(ii)” or “(iii)” of the preceding sentence, the Response Notice shall also contain a brief description of the facts and circumstances supporting Purchaser Indemnitor’s claim that only a portion or no part of the Claimed Amount is owed to the Stockholder Indemnitee. If a Response Notice is not received by the Stockholders’ Agent prior to the expiration of the Dispute Period, then the Purchaser Indemnitor shall be conclusively deemed to have agreed that an amount equal to the full Claimed Amount is owed to the Stockholder Indemnitee and payment of the Claimed Amount shall be made to Stockholders’ Agent within three business days following the end of the Dispute Period. If in the Response Notice the Purchaser Indemnitor states an Agreed Amount is owed to Stockholder Indemnitee, then the Purchaser Indemnitor shall make payment of the Claimed Amount to Stockholders’ Agent within three business days following the end of the Dispute Period. If any Response Notice expressly indicates that there is a Contested Amount, the Stockholders’ Agent and Purchaser Indemnitor shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Stockholders’ Agent and Purchaser Indemnitor resolve such dispute, such resolution shall be binding on the Stockholders’ Agent, Purchaser Indemnitor, and the Stockholder Indemnitee with respect to which the Claim Notice is given, a settlement agreement stipulating the amount owed (the “Stipulated Amount”) will be entered into by the Purchaser Indemnitor and Stockholders’ Agent, and the Stipulated amount will be paid to Stockholders’ Agent as provided in the settlement agreement.

(d) In the event that there is a dispute relating to any Claim Notice or Contested Amount (whether it is a matter between the Indemnitee, on the one hand, and the Indemnitor or Stockholders’ Agent, on the other hand, or it is a matter that is subject to a claim or Legal Proceeding asserted or commenced by a third party brought against the Indemnitee or the Purchaser, Survivor, or Company in a litigation or arbitration), a Legal Proceeding to resolve such dispute, may be brought in accordance with Section 7.8(b). If the resolution of the Legal Proceeding to resolve a

Claim Notice results in some portion of the Contested Amount being payable to the Indemnitee, the Purchaser may instruct the Escrow Agent to release that amount of the award specified in the court’s decision to the Indemnitee.

6.7 Tax Treatment. Any indemnification payment received pursuant to this Section 6 shall be treated as an adjustment to the merger consideration payable to the Stockholders pursuant to this Agreement for all Tax purposes, to the maximum extent permitted by applicable Legal Requirements.

6.8 Payment to Stockholders from the Escrow Fund.

(a) Escrow Period Termination Release.

(i) On November 6, 2014, the Purchaser shall deliver to the Escrow Agent and the Stockholders’ Agent an Escrow Distribution Certificate containing: (i) a list of Claim Notices which have been delivered to Stockholders’ Agent and Escrow Agent that either have not been resolved or have been resolved but for which distributions to a Purchaser Indemnitee from the Escrow Fund are still to be made and have not yet been made (such listed Claim Notices, the “Open Claims”); (ii) the individual and aggregate amount of all Damages subject to Open Claims as set forth in the applicable Claim Notices (such aggregate amount, the “Retained Amount”); and (iii) an instruction to distribute to the Stockholders’ Agent an amount equal to the difference (if a positive number) between the (A) lesser of the amount then remaining in the Escrow Fund or (B) $990,000, and the Retained Amount, if any (any such remainder, the “Six-Month Released Amount”). Upon delivery of the Escrow Distribution Certificate to the Escrow Agent, the Six-Month Released Amount will be promptly distributed by the Escrow Agent to the Stockholders’ Agent pursuant to the Escrow Agreement. If the Purchaser does not deliver to the Escrow Agent the Escrow Distribution Certificate on or before November 6, 2014, the Escrow Agent shall, without further instruction from the Purchaser or Stockholders’ Agent, promptly distribute out of the Escrow Fund the lesser of $990,000 and the amount then remaining in the Escrow Fund to Stockholders’ Agent on behalf of the Stockholders as provided in the Escrow Agreement.

(ii) On May 6, 2015, the Purchaser shall deliver to the Escrow Agent and the Stockholders’ Agent an additional Escrow Distribution Certificate containing: (i) a list of Open Claims; (ii) the Retained Amount subject to those Open Claims; and (iii) an instruction to distribute to the Stockholders’ Agent an amount equal to the amount then remaining in the Escrow Fund minus the Retained Amount, if any (any such remainder, the “One-Year Released Amount”). Upon delivery of the additional Escrow Distribution Certificate to the Escrow Agent, the One-Year Released Amount will be promptly distributed by the Escrow Agent to the Stockholders’ Agent pursuant to the Escrow Agreement. If the Purchaser does not deliver to the Escrow Agent the additional Escrow Distribution Certificate on or before May 6, 2015, the Escrow Agent shall, without further instruction from the Purchaser or Stockholders’ Agent, distribute out of the Escrow Fund the amount then remaining in the Escrow Fund to Stockholders’ Agent on behalf of the Stockholders as provided in the Escrow Agreement.

(b) Post-Escrow Period Release. Within 3 business days following the resolution of any Open Claim where the Purchaser Indemnitee is not entitled to the full amount of Damages included in the Escrow Distribution Certificate with respect to such Open Claim, the Purchaser or Stockholders’ Agent shall deliver to the Escrow Agent a certificate (a “Subsequent Distribution Certificate”) containing: (i) a list of Claim Notices which have been delivered to the Stockholders’ Agent and Escrow Agent that either have not been resolved or have been resolved but for which distributions to a Purchaser Indemnitee from the Escrow Fund are still to be made and have not yet been made (such listed Claim Notices, the “Remaining Open Claims”); (ii) the individual and aggregate amount of all Damages subject to Remaining Open Claims as set forth in the applicable Claim Notices (such aggregate amount, the “New Retained Amount”); and (iii) an instruction to distribute to the Stockholders’ Agent an amount equal to the amount then remaining in the Escrow Fund minus the New Retained Amount, if any (such amount, the “Subsequent Released Amount”). Upon delivery of the Subsequent Distribution Certificate to the Escrow Agent, the Subsequent Released Amount will be promptly distributed by the Escrow Agent to the Stockholders’ Agent pursuant to the Escrow Agreement.

6.9 Limitations on Damages. Notwithstanding anything else to the contrary set forth herein, (i) no party hereto shall be liable for any punitive or exemplary damages, or Damages based on or regarding the loss of future revenue, income or profits, or loss of business reputation or opportunity, except to the extent any such Damages arise from a material misstatement in the Financial Statements, are payable to a third party pursuant to a claim under Section 6 of this Agreement, or result from a claim arising from, relating to or in connection with fraud or willful misrepresentation; and (ii) no party hereto will be liable or obligated to any other party to this Agreement for Damages determined as a multiple of a financial amount stated on the Financial Statements or EBITDA derived from the Financial Statements, unless the claim for Damages is based on a material misstatement in the Financial Statements or the claim arises from, relates to, or is in connection with fraud or willful misrepresentation. No breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Purchaser, the Survivor or any Stockholder to rescind this Agreement or any of the transactions contemplated hereby.

7.	MISCELLANEOUS PROVISIONS

7.1 Stockholders’ Agent

(a) Appointment. By virtue of the execution of this Agreement, the Stockholders irrevocably nominate, constitute and appoint Jeffrey M. Canter as the agent and true and lawful attorney in fact of the Stockholders (the “Stockholders’ Agent”), with full power of substitution, to act in the name, place and stead of the Stockholders for purposes of executing any documents and taking any actions that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with any claim for indemnification, compensation or reimbursement under Section 6, under the Escrow Agreement or the completion of any payments owing in connection with the Merger. Jeffrey M. Canter hereby accepts its appointment as Stockholders’ Agent.

(b) Authority. The Stockholders grant to the Stockholders’ Agent full authority to execute, deliver, acknowledge, certify and file on behalf of such Stockholders (in the name of any or all of the Stockholders or otherwise) any and all documents that the Stockholders’ Agent may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders’ Agent may, in its sole discretion, determine to be appropriate, in performing its duties as contemplated by Section 7.1(a). Notwithstanding anything to the contrary contained herein or in any other agreement executed in connection with the Merger and the transactions contemplated by this Agreement: (i) each Purchaser Indemnitee and the Purchaser shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to any claim for indemnification, compensation or reimbursement under Section 6 or under the Escrow Agreement; and (ii) each Purchaser Indemnitee and Purchaser shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholders by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Agent, as fully binding upon such Stockholder. The Stockholders’ Agent shall cause payments made to all of the Stockholders to be made to all Stockholders in accordance with their respective ownership of Company Common Stock immediately prior to the Effective Time of the aggregate amount being so paid.

(c) Power of Attorney. The Stockholders recognize and intend that the power of attorney granted in Section 7.1(a): (i) is coupled with an interest and is irrevocable; (ii) may be delegated by the Stockholders’ Agent; and (iii) shall survive the death or incapacity of each of the Stockholders.

(d) Liability of the Stockholders’ Agent. The Stockholders’ Agent shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Stockholder, the Purchaser, any third Person or any other evidence deemed by the Stockholders’ Agent to be reliable, and the Stockholders’ Agent shall be entitled to act on the advice of counsel selected by it but that the Stockholders’ Agent shall not be responsible to any Stockholder for any loss or damage any Stockholder may suffer by reason of the performance by the Stockholders’ Agent of its duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of such Stockholders’ Agent duties under this Agreement. The Stockholders’ Agent shall be entitled to retain counsel acceptable to it and to incur such expenses as the Stockholders’ Agent deems to be necessary or appropriate in connection with its performance of its obligations under this Agreement and the other Transactional Agreements, and all such fees and expenses (including reasonable attorneys’ fees and expenses) incurred by the Stockholders’ Agent shall jointly and severally be borne by each Stockholder. The Stockholders hereby agree to jointly and severally indemnify the Stockholders’ Agent (in his capacity as such) against, and to hold the Stockholders’ Agent (in his capacity as such) harmless from, any and all Damages of whatever kind which may at any time be imposed upon, incurred by or asserted against the Stockholders’ Agent in such capacity in any way relating to or arising out of its action or failures to take action pursuant to this Agreement or any other Transactional Agreement.

(e) No Reliance. The decision of each Stockholder to consent to the Merger pursuant to this Agreement has been made by such Stockholder independently of any other Stockholder and independently of any information, materials, statements or opinions as to the terms and conditions of any Transactional Agreement that may have been made or given by the Stockholders’ Agent, any other Stockholders or by any Representative of the Stockholders’ Agent, and neither the Stockholders’ Agent nor any Stockholder or any of their respective Representatives shall have any Liability to any other Stockholder (or any other Person) relating to or arising from any such information, materials, statements or opinions.

(f) Replacement. If the Stockholders’ Agent shall resign, die, become disabled, dissolve, liquidate or otherwise be unable to fulfill his or its responsibilities hereunder, the Stockholders shall (by consent of those Persons entitled to at least a majority of the Purchase Price), within ten days after resignation, death, disability, dissolution, liquidation or inability, appoint a successor to the Stockholders’ Agent subject to Purchaser’s consent. Any such successor shall succeed the Stockholders’ Agent as Stockholders’ Agent hereunder. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to the Stockholders.

7.2 Stockholder Consent. By the execution of this Agreement each of the Stockholders approves the merger of the Company into the Survivor and all of the terms of the Merger set forth in Section 1 of this Agreement.

7.3 Fees and Expenses. Subject to Section 6 and the Escrow Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in the future by such party in connection with the Merger and the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of: (a) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Merger; (b) the preparation and submission of any filing or notice required to be made or given in connection with any of the Merger and the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of the Merger and the transactions contemplated by this Agreement; and (c) the consummation of the Merger.

7.4 Waiver of Conflicts. Recognizing that Baker & Hostetler LLP has acted as legal counsel to the Company, the Stockholders and the Stockholders’ Agent prior to the Closing, and that Baker & Hostetler LLP intends to act as legal counsel to the Stockholders, the Stockholders’ Agent and their respective Affiliates after the Closing, each of the Purchaser, the Survivor and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Baker & Hostetler LLP representing the Stockholders, the Stockholders’ Agent and their Affiliates after the Closing as such representation may relate to the Purchaser, the Survivor, the Company or the transactions contemplated herein. In addition, all communications involving attorney-client confidences between the Stockholders, the Stockholders’ Agent, the Company and their respective Affiliates and Baker & Hostetler LLP in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the Stockholders and their respective Affiliates (and not the Purchaser, Survivor or Company). Accordingly, the Purchaser and Survivor shall not have access to any such communications, or to the files of Baker & Hostetler LLP relating to its engagement, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Stockholders and their respective Affiliates shall be the sole holders of the attorney-client privilege with respect to such engagement, and neither the Purchaser nor Survivor shall be a holder thereof, (ii) to the extent that files of Baker & Hostetler

LLP in respect of such engagement constitute property of the client, only the Stockholders and their respective Affiliates (and not the Purchaser or Survivor) shall hold such property rights and (iii) Baker & Hostetler LLP shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Purchaser or the Survivor by reason of any attorney-client relationship between Baker & Hostetler LLP and the Company or otherwise.

7.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) if delivered by hand, when delivered; (b) if sent via facsimile with confirmation of receipt, when transmitted and receipt is confirmed; (c) if sent by electronic mail, telegram, cablegram or other electronic transmission, upon delivery; (d) if sent by registered, certified or first class mail, the third business day after being sent; and (e) if sent by overnight delivery via a national courier service, one business day after being sent, in each case to the address, email address or facsimile telephone number set forth beneath the name of such party below (or to such other address, email address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to the Purchaser:

inContact, Inc.

7730 South Union Park Avenue, Suite 500

Salt Lake City, UT 84047

Attention: Daniel G. Lloyd, General Counsel

Facsimile: (801) 452-7941

Email: daniel.lloyd@incontact.com

with a copy (which shall not constitute notice) to:

Parsons Behle & Latimer

201 South Main Street, Suite 1800

Salt Lake City, UT 84111

Attention: Mark E. Lehman

Facsimile: (801) 536-6111

Email: MLehman@parsonsbehle.com

If to the Company:

CallCopy, Inc.

555 South Front St.

Columbus, Ohio 43215

Attention: Jeffrey M. Canter, Chief Executive Officer

Facsimile: (614) 340-4840

Email: jcanter@callcopy.com

with a copy (which shall not constitute notice) to:

BakerHostetler

1900 East 9th Street, Suite 3200

Cleveland, OH 44114

Attention: John Allotta

Facsimile: (216) 696-0740

Email: jallotta@bakerlaw.com

If to the Stockholders or the Stockholders’ Agent:

Jeffrey M. Canter

8845 Rush Road

Orient, Ohio 43146

Facsimile: (614) 340-4840

Email: jcanter@callcopy.com

7.6 Headings. The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

7.7 Counterparts and Exchanges by Electronic Transmission or Facsimile. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

7.8 Governing Law; Indemnification Claims.

(a) Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

(b) Venue. Except as otherwise provided in the Escrow Agreement or in Section 7.8(c), any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement (including a Legal Proceeding based upon intentional misrepresentation or fraud) may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party to this Agreement: (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the State of Delaware (and each appellate court located in the State of Delaware) in connection with any such Legal Proceeding; (ii) agrees that each state and federal court located in the State of Delaware shall be deemed to be a convenient forum; and (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state or federal court located in the State of Delaware, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(c) Indemnification Claims. Any claim for indemnification, compensation or reimbursement pursuant to Section 6 shall be made in accordance with Section 6.6 (it being understood that, for the avoidance of doubt and without limiting any portion of Section 7.8(b), nothing in this Section 7.8(c) shall prevent the Purchaser from seeking preliminary injunctive relief from a court of competent jurisdiction).

7.9 Successors and Assigns. This Agreement shall be binding upon: (a) the Company and its successors and assigns (if any); (b) the Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); and (c) the Purchaser and Survivor and their respective successors and assigns (if any). This Agreement shall inure to the benefit of: (i) the Company; (ii) the Stockholders; (iii) the Purchaser; (iv) the Survivor; and (v) the respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any) of the foregoing. After the Closing, the Purchaser may freely assign any or all of its interest in the Survivor and rights under this Agreement (including its indemnification rights under Section 6), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

7.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). Subject to Section 6.3(g), the parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of any other party to this Agreement: (a) such other party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Legal Proceeding.

7.11 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

7.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered by the Purchaser and the Stockholders’ Agent (acting exclusively for and on behalf of all of the Stockholders).

7.13 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

7.14 Parties in Interest. Except for the provisions of Section 5.6 or 6, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

7.15 Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

7.16 Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of that reference as an exception to (or a disclosure for purposes of) such representation or warranty is reasonably apparent on the face of such reference.

7.17 IP Claim Notice. Notwithstanding anything contained in Section 6.5, if a Purchaser Indemnitee gives a Claim Notice to an Indemnitor under Section 6 of this Agreement stating that there has been a breach of any of the representations or warranties set forth in Section 2.10(k) of this Agreement (No Infringement of Third Party IP Rights), then within 30 days following receipt of the Claim Notice the Purchaser and Stockholders’ Agent shall appoint five members of a review committee, three members from (or designated by) the Purchaser and two Members designated by the Stockholders’ Agent (one of which may be the Stockholders’ Agent). Any information made available to the Purchaser or Stockholders’ Agent under Section 6.5 will be made available to the members of the review committee, but only to the extent that providing such information would not result in the loss of any attorney-client privilege. Notwithstanding anything contained in Section 6.5, in the event any proposal or offer is made to settle or resolve the claim that is the subject of the Claim Notice on terms that include a payment out of the Escrow Fund or would result in a payment to an Indemnitee out of the Escrow Fund, the terms of the offer or proposal will be provided to each of the members of the review committee for approval. Within 10 days following the date on which the terms of the offer or proposal are provided to each of the members of the review committee, each member of the review committee shall advise the Purchaser and Stockholders’ Agent in writing whether he approves or disapproves of the offer or proposal or abstains from approving or disapproving (failure to respond within the 10-day time period will be treated as an abstention). Notwithstanding any other provision in this Agreement to the contrary, no offer or proposal for settlement disapproved by a majority of the members of the review committee shall be accepted

7.18 Construction.

(a) Gender; Etc. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Currency. All references in this Agreement and in any Transaction Agreements to “$” and “Dollars” are to U.S. dollars.

(c) Ambiguities. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(d) Including. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e) References. Except as otherwise indicated, all references in this Agreement to “Sections,” “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

(f) Language. To the extent that this Agreement, any Transactional Agreement or any other agreements related to the transactions contemplated hereby are translated into a language other than English, and a conflict arises between the English language version and the translated version, the English version will control in all cases.

(g) Delivery of Information. Without limiting any other method of delivery, any information or document posted in the ftp site established by the Company in connection with the Merger and available for inspection by the Purchaser and its representatives and agents on or prior to the day prior to the date of this Agreement shall be deemed to have been delivered to, and made available to, the Purchaser.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

INCONTACT, INC.,
a Delaware corporation

By:	/s/
Name:	Paul Jarman
Title:	CEO

INCC ACQUISITION, INC., a Delaware corporation

By:	/s/
Name:	Paul Jarman
Title:	CEO

CALLCOPY, INC., a Delaware corporation

By:	/s/
Name:	Mark A. Studer
Title:	Chief Financial Officer and Treasurer

JEFFREY M. CANTER,
AS THE STOCKHOLDERS’ AGENT

By:	/s/
Name:	Jeffrey M. Cantor
Title:

Signature Page to Agreement and Plan of Merger

“STOCKHOLDERS”:

[CallCopy Stockholder Name]
(print name of Stockholder)

By:	/s/
Name:
Title:

Signature Page to Agreement and Plan of Merger

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Accountant. “Accountant” is defined in Section 1.7(c).

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(a) the sale, license or disposition of all or a material portion of the Company’s business or assets; or

(b) any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Additional Purchaser Payment. “Additional Purchaser Payment” is defined in Section 1.7(d).

Additional Stockholders Payment. “Additional Stockholders Payment” is defined in Section 1.7(d).

Adjusted Net Current Assets. “Adjusted Net Current Assets” shall mean current assets of the Company specifically identified on Schedule C, minus current liabilities of the Company specifically identified on Schedule C, all as of 11:59 p.m. EST on the Closing Date and prepared in a manner consistent with the Method and GAAP.

Adjustment Escrow Amount. “Adjustment Escrow Amount” is defined in Section 1.7(d).

Agreed Amount. “Agreed Amount” is all or part of the Claimed Amount that an Indemnitor (or Stockholders’ Agent on behalf of a Stockholder Indemnitor) agrees in a Response Notice is owed to an Indemnitee.

Agreement. “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Basket. “Basket” is defined in Section 6.6(b).

Change of Control Payment. “Change of Control Payment” shall mean the aggregate amount, if any, of any severance, redundancy, notice, or change of control or other payment, expenditure or liability (whether contractual or as a result of any applicable Legal Requirement) of the Company that arises, is triggered or becomes due or payable, in whole or in part, as a direct result of the consummation (whether alone or in combination with any other event or circumstance) of the Merger, including all liabilities for the employer’s portion of any employment Taxes payable with respect to such payments.

Charter Documents. “Charter Documents” is defined in Section 2.2.

Claim Notice. “Claim Notice” is defined in Section 6.1(a).

Claimed Amount. “Claimed Amount” is a portion or all of an amount claimed by an Indemnitee in a Claim Notice that the Indemnitor doers not agree is owed, as stated in a Response Notice.

Closing Adjusted Balance Sheet. “Closing Adjusted Balance Sheet” is defined in Section 1.7(b).

Closing Date. “Closing Date” is defined in Section 1.1.

Closing Adjusted Net Current Assets. “Closing Adjusted Net Current Assets” is defined in Section 1.7(b).

Closing Statement. “Closing Statement” is defined in Section 1.7(c).

Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.

Company Common Stock. “Company Common Stock” shall mean (without distinction as to class) the shares of Class A common Stock, par value $0.00001, and Class B common stock, par value $0.00001, of the Company, par value $0.00001 per share.

Company Contract. “Company Contract” shall mean any Contract: (a) to which the Company is a party; (b) by which the Company or any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.

Company Customer. “Company Customer” shall mean any current or former customer of the Company.

Company Databases. “Company Databases” is defined in Section 2.10(q).

Company Employee. “Company Employee” shall mean any current or former employee, independent contractor, consultant or director of any of the Company or any affiliate of the Company.

Company Employee Agreement. “Company Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company and any Company Employee, other than any such management, employment, severance, consulting, relocation, repatriation or expatriation agreement or other Contract with a Company Employee which is terminable “at will” without any obligation on the part of the Company to make any payments or provide any benefits in connection with such termination.

Company Employee Plan. “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, that is or has been maintained, contributed to, or required to be contributed to, by the Company for the benefit of any Company Employee, or with respect to which the Company has any liability or obligation, excluding any Company Employee Agreement.

Company IP. “Company IP” shall mean all Technology and Intellectual Property Rights in which the Company has (or purports to have) an ownership interest.

Company IP Contract. “Company IP Contract” shall mean any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or any covenant not to assert or enforce, or any other right to use or exploit, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property Right developed by, with or for the Company.

Company Privacy Policy. “Company Privacy Policy” shall mean each external or internal, past or present privacy policy of the Company, including any policy and/or bilateral agreement between the Company and a third party regarding the provision of services by or to the benefit of the Company that involve the processing of Personal Data or User Data relating to: (a) the privacy of users of any Company website; (b) the collection, storage, disclosure, and transfer of any User Data or Personal Data; and (c) any employee information.

Company Product. “Company Product” shall mean any software (including firmware and other software embedded in hardware devices) and all versions of such software, or other product or service that is currently being, or since January 1, 2009 has been, developed, manufactured, supported, marketed, distributed, licensed, sold or made available by the Company.

Company Reseller. “Company Reseller” shall mean any current or former reseller or channel partner of the Company.

Company Returns. “Company Returns” is defined in Section 2.14(a).

Company Software. “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned by the Company that is developed (or currently being developed), used, marketed, distributed, made available, licensed or sold by the Company (excluding any Shrink-Wrap Code).

Company Stock Option. “Company Stock Option” shall mean each option or other rights to purchase shares of Company Common Stock (or exercisable for cash) outstanding under any plan adopted by the Company for the issuance of options or other rights to purchase shares of the Company’s Common Stock, or otherwise.

Company Stockholders Agreement. “Company Stockholders Agreement” is defined in Section 2.3(a).

Company Vendor. “Company Vendor” shall mean any current or former supplier or vendor of the Company.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contested Amount. “Contested Amount” is defined in Section 6.6(b).

Contract. “Contract” shall mean any written or oral agreement, contract, subcontract, lease, license, covenant, understanding, arrangement, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Corporate and Shareholder Representations. “Corporate and Shareholder Representations” shall mean: (a) the representations and warranties set forth in Section 2.1 (Due Organization), Section 2.2 (Charter Documents), Section 2.3 (Capitalization), Section 2.20 (Authority), Section 2.22 (Brokers).

Damages. “Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Company and prepared in accordance with Section 7.16 of the Agreement.

Dispute Period. “Dispute Period” is the 45-day period commencing on the date an Indemnitor receives a Dispute Notice from an Indemnitee (or from Stockholders’ Agent on behalf of a Stockholder Indemnitee); provided, that if the Claim Notice is given by a Purchaser Indemnitee the 45-day period commences on the last to occur of the dates the Escrow Agent and Stockholders’ Agent receive the Claim Notice.

Escrow Distribution Certificate. “Escrow Distribution Certificate” is a written certificate signed by an officer of the Purchaser given to the Escrow Agent pursuant to Section 6.8(a) and the Escrow Agreement.

Edison Ventures. “Edison Ventures” shall mean Edison Venture Fund VII, L.P.

Edison Ventures Pro Rata Share. “Edison Ventures Pro Rata Share” shall mean 39.03%.

Effective Time. “Effective Time” shall mean the date and time upon which the Company and Survivor file the Certificate of Merger with the Secretary of State of the State of Delaware.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim or restriction of any nature.

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Environment. “Environment” includes: (a) any and all buildings, structures, fixtures, fittings, appurtenances, pipes, conduits, valves, tanks, vessels and containers whether above or below ground level; and (b) ambient air, land surface, sub-surface strata, soil, surface water, ground water, river sediment, marshes, wet lands, flora and fauna.

Environmental Law. “Environmental Law” shall mean: (a) the common law; and (b) all Legal Requirements, by-laws, orders, instruments, directives, decisions, injunctions and judgments of any government, local government, international, supranational, executive, administrative, judicial or regulatory authority or agency and all approved codes of practice (whether voluntary or compulsory) relating to the protection of the Environment or of human health or safety or welfare or to the manufacture, formulation, processing, treatment, storage, containment, labeling, handling, transportation, distribution, recycling, reuse, release, disposal, removal, remediation, abatement or clean-up of any Contaminant and any amendment thereto and any and all regulations, orders and notices made or served thereunder or pursuant thereto).

Escrow Agent. “Escrow Agent” shall mean Zions First National Bank.

Escrow Amount. “Escrow Amount” is defined in Section 1.4.

Escrow Fund. “Escrow Fund” shall mean the escrow fund established pursuant to the Escrow Agreement.

Estimated Adjusted Balance Sheet. “Estimated Adjusted Balance Sheet” is defined in Section 1.7(a).

Estimated Adjusted Net Current Assets. “Estimated Adjusted Net Current Assets” is defined in Section 1.7(a).

Financial Statements. “Financial Statements” is defined in Section 2.4(a).

GAAP. “GAAP” shall mean generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.

Governmental Authorization. “Governmental Authorization” shall mean any permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

Governmental Body. “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

Indemnitees. “Indemnitees” shall mean the Purchaser Indemnitees or the Stockholder Indemnitees, as applicable.

Indemnitors. “Indemnitors” shall mean the Purchaser Indemnitors or the Stockholder Indemnitors, as applicable.

Individual Stockholder Representations. “Individual Stockholder Representations” shall mean any representation or warranty of a particular Stockholder contained in Section 3.

Intellectual Property Rights. “Intellectual Property Rights” shall mean all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights and Moral Rights; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary rights in Technology; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.

Knowledge. An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter; and solely as to the Company, a prudent individual should have known such fact or other matter under the circumstances. The Company shall be deemed to have “Knowledge” of a particular fact or other matter if Jeffrey M. Canter, Mark Studer, Todd Piper, Kate Hornik, Becky Thomas, Jon Dunham, Patrick Hall, Ray Bohac, Tarne Tassniyom, Chris Rutter or Susan Terry has Knowledge of such fact or other matter. The Purchaser and Survivor shall be deemed to have “Knowledge” of a particular fact or other matter if Paul Jarman, Gregory Ayers, Daniel Lloyd, Mariann McDonagh, William Robinson, Julian Critchfield, Bryan Pino, Matthew Crumley, Jodie Morrison, Kristyn Emenecker or Brian Olesen has Knowledge of such fact or other matter; provided, however, that such Persons shall not be deemed to have imputed Knowledge with respect to any document included in the files provided to the Purchaser of which such Persons did not otherwise have Knowledge.

Leased Real Property. “Leased Real Property” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

Leases. “Leases” shall mean all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments held by or on behalf of the Company thereunder.

Legal Proceeding. “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Listed Contracts. “Listed Contracts” is defined in Section 2.11(a).

Material Adverse Effect. “Material Adverse Effect” shall mean any change, event, effect, claim, circumstance or matter (each, an “Effect”) that (considered together with all other Effects) is or would or would reasonably be expected to become, materially adverse to: (a) the business, condition (financial or otherwise), assets, liabilities or operations of the Company taken as a whole; (b) the Purchaser’s right to own, or to receive dividends or other distributions with respect to, the stock of the Survivor following the Merger; or (c) the ability of the Company to perform any of its material covenants or obligations under this Agreement or under any other Contract or instrument executed, delivered or entered into in connection with any of the transactions contemplated by this Agreement; provided, however, that Effects directly resulting from any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) any changes (after the date hereof) in GAAP or Legal Requirements; (ii) any change in general economic, political or market conditions in the industries or markets in which the Company operates or affecting United States or foreign economies in general; or (iii) acts of war (whether or not declared), armed hostilities, or terrorism, or the escalation or worsening thereof, shall not be deemed to have or constitute a Material Adverse Effect provided that such adverse changes or conditions do not disproportionately affect the Company.

Material Company Customer. “Material Company Customer” shall mean any Company Customer from whom the Company received revenue in an amount equal to or greater than $50,000 in the twelve months ended March 31, 2014.

Material Company Reseller. “Material Company Reseller” shall mean any Company Reseller from whom the Company received revenue in an amount equal to or greater than $50,000 in the twelve months ended March 31, 2014.

Material Company Vendor. “Material Company Vendor” shall mean any current or former supplier or vendor of the Company to whom the Company paid an amount equal to or greater than $50,000 in the twelve months ended March 31, 2014.

Moral Rights. “Moral Rights” shall mean any right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, such as recognition of authorship or access to work, existing under common or statutory law of any country in the world or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

Most Recent Fiscal Quarter End. “Most Recent Fiscal Quarter End” is defined in Section 2.4(a).

Most Recent Financial Statements. “Most Recent Financial Statements” is defined in Section 2.4(a).

Objection Notice. “Objection Notice” is defined in Section 1.7(c).

Open Source Code. “Open Source Code” shall mean any software code that is distributed as “free software” or “open source software” or is otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software. Open Source Code includes software code that is licensed under the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sun Community Source License.

Permitted Liens. “Permitted Liens” shall mean (a) any Encumbrance for current Taxes not yet due and payable in the ordinary course of business or that may thereafter be paid without penalty or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been made with respect thereto on the Company Financial Statements; (b) those Encumbrances set forth in the Financial Statements or securing debt reflected as a liability in the Most Recent Financial Statements; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Encumbrances arising or incurred in the ordinary course of business; (d) Encumbrances arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; (e) easements, covenants, rights-of-way and other similar restrictions of record; (f) other Encumbrances, if any, that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company, and (g) Encumbrances described in Part 2.7 of the Disclosure Schedule.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Personal Data. “Personal Data” shall mean a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information or data that allows (whether or not in accordance with and under the rules of any Legal Requirement) the identification of a natural person.

Purchaser Indemnitees. “Purchaser Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates (including, following the Closing, the Survivor and Company); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Purchaser Indemnitors. “Purchaser Indemnitors” is defined in Section 6.2(b).

Purchaser Common Stock. “Purchaser Common Stock” is the common stock, par value $0.0001, of the Purchaser.

Purchaser Restricted Stock. “Purchaser Restricted Stock” shall mean the shares of Purchaser Common Stock issued in the Merger that are subject to the Repurchase Agreements as designated on Schedule A.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered trademarks, domain names and all applications for any of the foregoing.

Related Party. “Related Party” shall mean: (a) each Stockholder of the Company; (b) each individual who is, or who has at any time since inception been, an officer or director of the Company; (c) each member of the immediate family of each of the individuals referred to in clauses “(a),” and “(b)” above; and (d) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses “(a),” “(b)” and “(c)” above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Resolution Period. “Resolution Period” is defined in Section 1.7(c).

Response Notice. “Response Notice” is a written response given by an Indemnitor (or by Stockholders’ Agent on behalf of a Stockholder Indemnitor) in response to a Claim Notice.

Section 409A. “Section 409A” is defined in Section 2.14(l).

Securities Act. “Securities Act” shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect from time to time.

Shrink-Wrap Code. “Shrink-Wrap Code” shall mean generally commercially available binary software code (other than development tools and development environments and Open Source Software) where available for an average cost of not more than $5,000 for a perpetual license for a single user or work station (or $15,000 in the aggregate for all users and work stations) that is used by the Company but not incorporated into any Company Products and that has not been customized for use by the Company.

Source Code. “Source Code” shall mean computer software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data mining structure, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

Specified Representations. “Specified Representations” shall mean the Corporate and Shareholder Representations and the Tax Representations.

Stipulated Amount. “Stipulated Amount” is defined in Section 6.6(e).

Stockholders. “Stockholders” is defined in the introduction to the Agreement.

Stockholders’ Agent. “Stockholders’ Agent” is defined in Section 6.1(a).

Stockholder Indemnitees. “Stockholder Indemnitees” shall mean the following Persons: (a) each Stockholder and the Stockholders’ Agent; (b) each Stockholder’s current and future affiliates (but not including the Company or Survivor); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Stockholder Indemnitors. “Stockholder Indemnitors” is defined in Section 6.2(a).

Subsidiary. An entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

Tax. “Tax” shall mean (i) any and all U.S. federal, state, local, and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value-added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment (including social security), escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being (or having been) a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

Tax Representations. “Tax Representations” shall mean the representations and warranties set forth in Section 2.14 (Tax Matters).

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Technology. “Technology” shall mean sales methodologies and processes, training protocols and similar methods and processes, algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, net lists, test vectors, design rules, models, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including Source Code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Termination Date. “Termination Date” is defined in Section 6.1(a).

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Certificate of Merger; (c) the Noncompetition Agreements; (d) the Employment Agreements, (e) the Repurchase Agreements; (f) the Registration Rights Agreement; (h) the Lock-up Agreements; and (g) the Escrow Agreement.

User Data. “User Data” shall mean any Personal Data or other data or information collected by or on behalf of the Company from users of any Company Product.

EXHIBIT B

CERTIFICATE OF MERGER OF

CALLCOPY, INC., A DELAWARE CORPORATION

WITH AND INTO INCC ACQUISITION, INC., A DELAWARE CORPORATION

Pursuant to Title 8, Section 103 and Section 251 of the Delaware General Corporation Law, the undersigned corporation has executed the following Certificate of Merger:

FIRST: The constituent corporations of this merger (the “Merger”) are INCC Acquisition, Inc., a Delaware corporation, and CallCopy, Inc., a Delaware corporation.

SECOND: An Agreement and Plan of Merger, dated as of May 6, 2014, has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 and Section 228 of the Delaware General Corporation Law.

THIRD: The surviving corporation in the Merger is INCC Acquisition, Inc., a Delaware corporation, whose name shall thereafter be “CallCopy, Inc.” (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of the Surviving Corporation shall be its Certificate of Incorporation, provided that Article 1 of the Certificate of Incorporation shall be amended by this Certificate of Merger to provide that the name of the Surviving Corporation is “CallCopy, Inc.”.

FIFTH: The Merger shall be effective in accordance with the Delaware General Corporation Law at 4:00 p.m., Eastern Daylight Savings Time, on May 6, 2014.

SIXTH: The executed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Corporation, which is located at 7730 South Union Park Avenue, Suite 500, Salt Lake City, Utah 84047.

SEVENTH: The Surviving Corporation will furnish a copy of the Agreement and Plan of Merger, on request and without cost, to any stockholder of either constituent corporation.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be signed by an authorized officer, the 6th day of May, 2014.

INCC Acquisition, Inc.

By:
Paul Jarman, Authorized Officer

B-1